SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

(Name of Registrant as Specified In Its Charter)

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SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
THE HOLDING COMPANY FOR
6830 Old Dominion Drive
McLean, Virginia 22101
NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 23, 2019
Stockholders of Southern National Bancorp of Virginia, Inc.:
NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Southern National Bancorp of Virginia, Inc. (the “Company”) will be held at International Country Club, 13200 Lee Jackson Hwy, Fairfax, Virginia 22033, on Thursday, May 23, 2019, beginning at 2:30 p.m. (Eastern Time), for the following purposes:
1.
ELECTION OF DIRECTORS.   To re-elect: (i) four (4) Directors of Class I to serve on the Board of Directors of the Company until the Company’s 2022 Annual Meeting of Stockholders and (ii) one (1) Director of Class II to serve on the Board of Directors of the Company until the Company’s 2020 Annual Meeting of Stockholders, and each director of each class until his successor is duly elected and qualified, or until his earlier resignation or removal;

2.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.   To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019;

3.
ADVISORY VOTE ON EXECUTIVE COMPENSATION.   To conduct an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers; and

4.
OTHER BUSINESS.   To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement, which is attached hereto and made a part thereof.
The close of business on April 5, 2019 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at the Company’s office at 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060 during usual business hours for a period of at least ten days prior to the Annual Meeting.
Your Vote is Important.
You are cordially invited and urged to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may vote by signing, dating and mailing the proxy card. The proxy is revocable in the manner described in the Proxy Statement at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.
If you plan to attend the Annual Meeting, please note that we may ask to see valid picture identification, such as a driver’s license, to identify you as a stockholder. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.
Cameras (including cellular phones with photographic capabilities), recording devices and other similar electronic devices will not be permitted at the meeting. Please silence your cell phones during the Annual Meeting as a courtesy to others.
By order of the Board of Directors,
Georgia S. Derrico
Executive Chairman of the Board
April 22, 2019
McLean, Virginia

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

PROXY STATEMENT
FOR
2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 23, 2019

General Information
This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Southern National Bancorp of Virginia, Inc. (the “Company”) for use at the 2019 Annual Meeting of Stockholders of the Company to be held at International Country Club, 13200 Lee Jackson Hwy, Fairfax, Virginia 22033, on Thursday, May 23, 2019, beginning at 2:30 p.m. (Eastern time), and any adjournments or postponements thereof  (the “Annual Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice of 2019 Annual Meeting of Stockholders. This Proxy Statement, the Notice of Meeting and the enclosed proxy card will first be sent to stockholders on or about April 22, 2019. For information on how to vote your shares, see the instructions included on the enclosed proxy card and under “Information About Voting” below.
Important Notice regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Thursday, May 23, 2019.
The Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available at www.edocumentview.com/SONA.
Information About Voting
You are entitled to vote at the meeting if you were a holder of record of the Company’s common stock, $0.01 par value (“Common Stock”), at the close of business on April 5, 2019.
Stockholders can vote in person at the Annual Meeting or by proxy. You can vote by proxy by signing, dating and mailing the enclosed proxy card.
If your shares are held in the name of a bank, broker of other holder of record, you will receive instructions from the holder of record, which you should follow in order to vote your shares. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.
If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against each of the proposals. If you sign and return the card without indicating your instructions, your shares will be voted as follows:
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FOR the re-election of the nominees for Director;

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FOR the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

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FOR the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers.

You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, or (3) sending a written revocation to the Company’s Secretary, Cheryl Wood, prior to the Annual Meeting. Your most current proxy card will be the one that is counted. All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Southern National

Bancorp of Virginia, Inc., 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060, (804) 528-4754, Attention: Corporate Secretary. Any stockholder who holds shares in street name with a bank or broker must contact that bank or broker if he or she wishes to revoke his or her proxy.
The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy will be voted with respect thereto in accordance with the judgment of the persons designated in the proxy. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Annual Meeting for which advance notice was not timely received by the Company in accordance with the Company’s Amended and Restated Bylaws.
Solicitation of Proxies
This proxy solicitation is made by the Board of Directors of the Company and the cost of this solicitation is being borne by the Company. Proxies will be solicited through the mail and, if deemed advisable, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or other means of communication, without being paid additional compensation for such services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding the proxy materials to beneficial owners of the Company’s Common Stock.
Annual Report
The Company’s Annual Report on Form 10-K, including consolidated financial statements and related notes, for the fiscal year ended December 31, 2018, as filed with the SEC, accompanies but does not constitute part of this Proxy Statement.
VOTING SHARES AND VOTING RIGHTS
Only holders of record of Common Stock at the close of business on April 5, 2019 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. On that date there were 24,116,503 shares of Common Stock outstanding, which is the only outstanding class of voting securities of the Company. The holders of at least a majority of the outstanding shares of Common Stock must be represented at the Annual Meeting, in person or by proxy, in order to constitute a quorum for the transaction of business. Abstentions and shares held of record by a broker or nominee that are voted on any matter will be included in determining whether a quorum exists. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder’s name on the books of the Company.
A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. The ratification of the appointment of the independent registered public accounting firm is the only matter to be presented at the Annual Meeting that is considered routine under applicable rules. The election of the directors and the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers are not deemed to be routine matters, so a broker is not permitted to vote on these matters without instructions from the beneficial owner of the shares. If a stockholder holds shares in street name and does not provide voting instructions to its broker, those shares will be counted as broker non-votes in the election of the directors and the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers.
Director nominees are elected by a plurality of the votes of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the director nominee with the most votes for a particular board seat is elected for that seat regardless of whether or not such nominee receives a majority of the votes cast. There will be no cumulative voting in the election of the directors. A broker non-vote or a withholding of authority to vote with respect to the director nominees will not have the effect of a vote against such nominee because it is not a vote cast in favor of or against the proposal.

The affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of the independent registered public accounting firm. Since the ratification of the appointment of the independent registered public accounting firm is considered a routine matter under applicable rules and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to exist in connection with this proposal. Abstentions will have the effect of a vote against the ratification of the appointment of the independent registered public accounting firm.
The affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers. Broker non-votes will be deemed shares not entitled to vote on such matter and will not have any effect on the outcome of such matter. Abstentions will have the effect of a vote against the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers.

Proposal 1.
ELECTION OF DIRECTORS
Election Procedures; Term of Office
The Board of Directors currently consists of eleven directors and one observer to the Board of Directors, J. Mikesell Thomas. In accordance with the Company’s Amended and Restated Bylaws, members of the Board of Directors are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of stockholders following their election.
The Board of Directors has approved the nomination of John F. Biagas, F.L. Garrett, III, W. Bruce Jennings and R. Roderick Porter to serve as Class I directors and Daniel H. Burch to serve as a Class II director. The terms of the Class I directors and Class II directors expire at the annual meeting of stockholders in 2022 and 2020, respectively, and until his successor is duly elected and qualified or until his earlier resignation or removal. The nominees receiving a plurality of the votes of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected. Unless the authority to vote for the election of directors is withheld, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees.
If the nominees become unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees will be unavailable to serve as a director. Messrs. Biagas, Burch, Garrett, Jennings and Porter have consented to being named herein and to serve if elected.
Any director vacancy occurring after the election may be filled only by a majority vote of the remaining directors, even if there is less than a quorum of the Board of Directors. A director appointed to fill a vacancy will be appointed to serve until the next annual meeting held for the election of directors, regardless of whether the class of director in which he or she serves is to be elected at such annual meeting.
The biographies of the nominees and continuing directors and executive officers below contains information regarding the person’s service as a director and/or executive officer, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board of Directors to determine that the person should serve as a director and/or executive officer.
Nominee for Election
The following table sets forth the name, age and position with the Company and Sonabank (the “Bank”) for the nominees for re-election as directors of the Company:
Name	Age	Positions with the Company and Bank
R. Roderick Porter.	74	Class I Director of the Company; Director of the Bank; Executive Vice Chairman of the Board of each of the Company and the Bank
John F. Biagas	54	Class I Director of the Company; Director of the Bank
Daniel H. Burch	67	Class II Director of the Company; Director of the Bank
F.L. Garrett, III	78	Class I Director of the Company; Director of the Bank
W. Bruce Jennings	69	Class I Director of the Company; Director of the Bank
R. Roderick Porter currently serves as Executive Vice Chairman of the Board of each of the Company and the Bank. Mr. Porter served as the Vice Chairman of the Board, President and Chief Operating Officer of each of the Company and the Bank from July 2004 until the closing of the Company’s merger with EVBS in June 2017. Prior to co-founding the Company in July 2004, he was the President and Chief Operating Officer of Southern Financial Bancorp, Inc. from April 1998 until April 2004. Southern Financial Bancorp, Inc. was the Nasdaq National Market System-listed bank holding company for the $1.5 billion (assets) Southern Financial Bank, Warrenton, Virginia, which was acquired by Provident Bankshares, Inc. in April 2004. From 1994 to 1998, he was President of FX Concepts, Ltd., an international money management firm located in New York City. Prior to that, he served as Chairman of Newmarket Capital Corp., a mortgage banking company, and a Principal of Morgan Stanley. Mr. Porter also spent 15 years at Chemical Bank, including as a Senior Vice President in Chemical Bank’s treasury department where he was responsible for asset/liability management, the U.S. government and municipal securities portfolio, all U.S. dollar-denominated funding for the bank and the holding company, money market trading and the discount brokerage operation. Prior experience at Chemical Bank included tours as Vice President and General Manager for Northern Europe, based in London, and for Chemical Japan, based in Tokyo. Mr. Porter is the husband of Ms. Georgia S. Derrico. The Company believes Mr. Porter’s qualifications to sit on the Board of Directors and serve as Executive Vice Chairman of the Board include his many years of banking experience and proven leadership in the success of the Company.
John F. Biagas has been a director of the Company and the Bank since the closing of the Company’s merger with EVBS in June 2017. Mr. Biagas served as a director of EVBS and EVB from 2014 until 2017, and has been the owner, President and CEO of Bay Electric Co., Inc., an electrical and general contractor located in Newport News, Virginia since 1997. Mr. Biagas is a Master Electrician licensed in four states and the District of Columbia. Bay Electric serves a very diverse client base and specializes in general contracting as well as in design/build general and electrical construction, security/technology solutions and services, and solar photovoltaic. Under Mr. Biagas’s direction, Bay Electric has become one of the fastest growing minority-owned electrical and general construction contractors in the Mid-Atlantic region with annual revenues in excess of  $70 million. Mr. Biagas is also the Vice Rector for the Old Dominion University Board of Visitors and serves as vice chair of the Student Advancement Committee and as a member of the Administration and Finance Committee. Mr. Biagas provides the Board of Directors essential guidance related to his business development expertise and general business experience through owning and operating a fast-paced contracting company and working on multi-million dollar projects. Mr. Biagas brings to the Board of Directors extensive experience in identifying potential risks and rewards in real estate development and construction. Mr. Biagas also brings to the Board of Directors leadership skills and oversight experience through his service on numerous local, statewide and national boards, including the U.S. Chamber of Commerce Board of Directors, a founding and current member of the Virginia Chapter of the Young Presidents Organization and as a founding member and director of Virginia Company Bank from its inception in 2005 until its acquisition by EVBS in 2014.
Daniel H. Burch has served as a director of the Company and the Bank since November 2018. Mr. Burch is the co-founder, Chairman and CEO of MacKenzie Partners, Inc., where he is responsible for developing and implementing strategies and campaigns for clients involved in proxy contests, tender offers, mergers, financial restructurings and an array of corporate transactions. Mr. Burch has over 40 years of experience in the proxy solicitation, mergers and acquisitions and financial consulting industry. His former experience includes serving as Executive Vice President and co-founder of the proxy and mergers-and-acquisition department at Dewe Rogerson, Inc., the predecessor firm to MacKenzie Partners, Inc. He also served as Senior Vice President of D. F. King & Co. Mr. Burch is a member of the National Investor Relations Institute and the Society of Corporate Secretaries and Governance Professionals. The Company believes that Mr. Burch’s qualifications to sit on the Board of Directors include his investor-relations background and corporate transaction experience.
F.L. Garrett, III has served as a director of the Company and the Bank since the closing of the Company’s merger with EVBS in June 2017. Mr. Garrett served as Vice Chairman of the Board of Directors of EVBS and previously served as Chairman of the Board of Directors of a predecessor of EVB. Mr. Garrett served as a director of the Bank and a predecessor of the Bank from 1982 until June 2017. Mr. Garrett owns Harborside Storage, a boat storage company and is an active realtor with Long & Foster Real Estate in Essex County, Virginia and neighboring areas. As a local business owner and a successful realtor, Mr. Garrett contributes to the Board of Directors a strong sense of changing economic and market conditions in the Company’s market areas. Mr. Garrett has also developed extensive knowledge of our business during his extended service to the Company, the Bank and one of the Bank’s predecessors.
W. Bruce Jennings has served as a director of the Company and the Bank since November 2011. Mr. Jennings is the owner of Fairfax City Self Storage, the President and owner of S.O. Jennings Construction Corporation and a general partner of Gateway Partnerships, which owns and operates various hotel properties. Mr. Jennings has more than 35 years’ experience as a real estate investor and developer of various residential and commercial properties. Mr. Jennings has been an active member of Sonabank’s Advisory Board since 2006, and was active on the Advisory Board of Southern Financial Bank from 1999 until 2004. Mr. Jennings previously served on the Board of Directors of Horizon Bank of Virginia from 1993 until 1999, where he served on that board’s Audit, Budget and Compensation Committees and as Chairman of the Building and Lease Committee. Mr. Jennings has been a member of the Central Fairfax Chamber of Commerce Board of Directors since 1993, and served as Chairman in 2003. He is also a member of the Fairfax Rotary Club and served as President from 2008 to 2009. He is currently the President of the Virginia Self Storage Association and Vice President of the Washington Area Self Storage Association and is a member of the Board of Visitors of Christopher Newport University. Mr. Jennings is also involved in other business and civic organizations in Northern Virginia, where he has been a lifelong resident. The Company believes Mr. Jennings’ qualifications to sit on the Board of Directors include his extensive experience as a real estate investor and developer.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth certain information with respect to the Company’s Class II and Class III directors whose terms of office do not expire at the Annual Meeting, and the executive officers of the Company and the Bank who are not also directors:
Name	Age	Positions with the Company and Bank
Directors:
Georgia S. Derrico	75	Class III Director of the Company; Director of the Bank; Executive Chairman of the Board of each of the Company and the Bank
Joe A. Shearin	62	Class II Director of the Company; Director of the Bank; Chief Executive Officer of each of the Company and the Bank
Robert Y. Clagett	78	Class III Director of the Company; Director of the Bank
W. Rand Cook	65	Class II Director of the Company; Director of the Bank
Eric A. Johnson	65	Class II Director of the Company; Director of the Bank
Charles A. Kabbash	81	Class III Director of the Company; Director of the Bank
Executive Officers:
Jeffrey H. Culver	50	President of each of the Company and the Bank
Jeffrey L. Karafa	54	Executive Vice President and Chief Financial Officer of each of the Company and the Bank
Georgia S. Derrico serves as Executive Chairman of the Board of each of the Company and the Bank. Ms. Derrico served as the Chairman of the Board and Chief Executive Officer of each of the Company and the Bank from July 2004 until the closing of the Company’s merger with EVBS in June 2017. Prior to co-founding the Company in July 2004, she was the Chairman of the Board and Chief Executive Officer of Southern Financial Bancorp, Inc. from 1986 until April 2004. Southern Financial Bancorp, Inc. was the Nasdaq National Market System-listed bank holding company for the $1.5 billion (assets) Southern Financial Bank in Warrenton, Virginia, which was acquired by Provident Bankshares, Inc. in April 2004. Ms. Derrico founded Southern Financial Bank in 1986. Prior to that, she served as Senior Vice President, Chief Administrative and Credit Officer of the Multinational Division of Chemical Bank in New York City. Ms. Derrico also served at Chemical Bank as the Vice President and District Head of the Mid-Atlantic region of the United States for the Corporate Banking Division. She is the wife of Mr. R. Roderick Porter. The Company believes Ms. Derrico’s qualifications to sit on the Board of Directors and serve as Chairman of the Board and Chief Executive Officer of the Company include her prior experience founding and growing banks in our market and her many years of banking experience, including those with the Company.
Joe A. Shearin has served as Chief Executive Officer of each of the Company and the Bank since June 2017, following the closing of the Company’s merger with EVBS. Mr. Shearin served as President and Chief Executive Officer of EVBS and EVB, the wholly-owned banking subsidiary of EVBS, from 2002 until June 2017. Mr. Shearin has 38 years of bank management experience including investor relations, commercial lending, retail administration, marketing, sales, strategic planning, credit administration, risk management and asset/liability management. Mr. Shearin also has experience managing troubled banks that have focused significant efforts on regulatory compliance initiatives. Prior to joining EVBS, Mr. Shearin served as senior vice president/city executive for Branch Banking & Trust (or BB&T) in Petersburg, Virginia from 1997 to 2001. Prior to joining BB&T, Mr. Shearin had been an executive vice president of First Federal Savings Bank in Petersburg from 1995 to 1997, and he held various sales and management roles with Signet Bank from 1984 until 1995.
Robert Y. Clagett has served as a director of the Company and the Bank since August 2014. Mr. Clagett has practiced law in the State of Maryland since 1967, with a primary focus in real estate law. He previously served as a director of Prince George’s Federal Savings Bank commencing in 1967 and was elected President and Chief Executive Officer in 1968. Mr. Clagett served as President of Prince George’s Federal Savings Bank from 1968 to 2005, and served as Chief Executive Officer from 1968 to 2014. The Company believes Mr. Clagett’s qualifications to sit on the Board of Directors include his extensive banking experience and legal expertise.
W. Rand Cook has served as a director of the Company and the Bank since the closing of the Company’s merger with EVBS in June 2017. Mr. Cook served as Chairman of the Board of Directors of EVBS and served as a director of EVB and a predecessor of EVB from 2000 until June 2017. Mr. Cook is a Partner in the law firm of McCaul, Martin, Evans and Cook, P.C. and is the Commissioner of Accounts for Hanover County Circuit Court. Mr. Cook holds both MBA and JD degrees, and maintains an active law practice that focuses on corporate law and debtor and creditor rights. Mr. Cook brings experience in corporate governance, strategic planning and financial planning to the Board of Directors, and his legal background gives Mr. Cook valuable insight into various legal risks that the Company may encounter. Previously, Mr. Cook worked with the Virginia General Assembly, which gave Mr. Cook a unique perspective on state legislative and regulatory environments.
Eric A. Johnson has served as a director of the Company and the Bank since the closing of the Company’s merger with EVBS in June 2017. Mr. Johnson has served as a real estate broker with Mason Realty in Middlesex, Virginia since 1976 and served as a director of EVB and a predecessor of EVB from 1988 until June 2017. In addition, Mr. Johnson previously owned Urbanna Market and Urbanna Builders Supply, both of which generated multi-million dollar annual sales. Mr. Johnson brings experience in local real estate markets to the Board of Directors, as well as entrepreneurial spirit, business judgment and knowledge of local business markets that he has developed through his business ventures.
Charles A. Kabbash has served as a director of the Company and the Bank since April 2005. Mr. Kabbash is the owner of 414 Associates, a real estate investment and holding company, operating primarily in the Charlottesville, Virginia area since 1984. Mr. Kabbash is also a partner in Kabbash, Fox & Gentry Commercial Real Estate and the owner of Kabbash Business Brokerage, which negotiates the purchase or sale of businesses. Both of these firms also operate primarily in the Charlottesville area. In addition, Mr. Kabbash is the co-owner, along with his wife, Rebecca Gentry, of CandR LLC, a company investing in emerging businesses. Mr. Kabbash was a realtor at Summit Realty from 2002 to 2009. Mr. Kabbash is heavily involved in the business, political and civic community in Charlottesville, Virginia. The Company believes Mr. Kabbash’s qualifications to sit on the Board of Directors include his management and operational expertise from years spent as a professional realtor, investor and consultant.
Executive Officers of the Company
Jeffrey H. Culver has served as the President of the Company and the Bank since May 7, 2018. Mr. Culver has more than 25 years of experience in the banking industry. Mr. Culver most recently served as Executive Vice President and Chief Operating Officer of Access National Bank. Mr. Culver served as Senior Executive Vice President and Chief Operating Officer of Middleburg Financial Corporation until its merger with Access National Corporation in 2017. Mr. Culver holds a Bachelor of Arts degree from Ursinus College and Master of Arts degree in economics from American University.
Jeffrey L. Karafa has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since September 19, 2018. Mr. Karafa previously served as Executive Vice President and Chief Financial Officer of The National Capital Bank of Washington in Washington, D.C., beginning in 2013. Mr. Karafa was Chief Operating Officer and Chief Financial Officer of Bank of Michigan (now Level One Bank) in Farmington Hills, Michigan from 2012 until 2013. Mr. Karafa was Senior Vice President, Chief Financial Officer and Head of Operations of Fidelity Bank and Dearborn Bancorp, Inc. (now Huntington National Bank) in Dearborn, Michigan from 1994 until 2012.
Each executive officer of the Company is elected by the Board of Directors of the Company and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

CORPORATE GOVERNANCE
Meetings of the Board of Directors
The Board of Directors held fourteen (14) meetings during 2018. There was no director who attended less than 75% of the aggregate of the (1) total number of meetings of the Board and (2) total number of meetings held by committees on which he or she served. Each director is expected to dedicate sufficient time, energy and attention to company matters to ensure the diligent performance of his or her duties, including by attending annual and special meetings of the stockholders of the Company, the Board and committees of which he or she is a member.
Board Leadership Structure
Ms. Derrico served as both Chairman of the Board and Chief Executive Officer of the Company and the Bank from 2005 until the closing of the Company’s merger with EVBS in June 2017. Following the merger, Ms. Derrico became Executive Chairman of the Board of Directors of the Company and the Bank and Joe Shearin became Chief Executive Officer of the Company and the Bank.
The Executive Chairman of the Board organizes the work of the Board and ensures that the Board has access to sufficient information to enable the Board to carry out its functions, including monitoring the Company’s and the Bank’s performance and the performance of management. In carrying out this role, the Executive Chairman, among other things: (1) presides over all meetings of the Board of Directors and stockholders; (2) establishes the annual agenda of the Board and agendas of each meeting in consultation with the Executive Vice Chairman of the Board, R. Roderick Porter; (3) oversees the distribution of information to directors; (4) advises with respect to the work of each committee and reviews (with the Corporate Governance Committee) changes in Board membership and the membership and chair of each committee; (5) coordinates periodic review of management’s strategic plan for the Company and the Bank; and (6) coordinates the annual performance review of the key senior officers.
The Board believes that Ms. Derrico is best situated to serve as Executive Chairman for continuity of leadership and because she is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Executive Chairman brings Company-specific experience and expertise.
The Board of Directors has not formally designated a lead independent director.
Oversight of Risk Management
The Board, as a whole and also at the committee level, plays an active role in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s asset quality, securities portfolio, capital, liquidity, cybersecurity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements as well as overseeing succession planning. The Audit Committee oversees management of financial and regulatory risks. The Corporate Governance Committee manages risks associated with members of the Board of Directors, including the independence and competence of the directors. The Asset-Liability Management Committee of the Bank’s Board of Directors is responsible for overseeing the management of risks regarding the Bank’s policies and procedures related to investments in securities, liquidity and interest sensitivity. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. We also have an enterprise risk manager who is responsible for implementing an enterprise risk management system. She reports to the Office of the Executive Chairman and provides presentations and updates to the Audit Committee at each committee meeting.

Oversight of Cybersecurity Risk
Information security is a significant operational risk for financial institutions, and includes the risk of losses resulting from cyber-attacks. The Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk as a result. In light of these risks, the Board devotes attention to oversight of cybersecurity and assesses the risks and changes in the cyber environment through presentations and reports provided to our Board on a quarterly basis. The Board has primary responsibility for this oversight. In this capacity, the Board oversees the Company’s processes for identifying, assessing, monitoring and managing cybersecurity risk.
Committees of the Board of Directors of the Company
The Board of Directors of the Company has three committees, the Audit Committee, the Corporate Governance Committee and the Compensation Committee, each of which is described below.
Audit Committee.   Until the death of Neil J. Call in September 2018, the members of the Audit Committee were Neil J. Call (Chairman), John F. Biagas, Robert Y. Clagett and Eric A. Johnson. The members of the Audit Committee are currently Robert Y. Clagett (Chairman), John F. Biagas, Daniel H. Burch, and Eric A. Johnson, all of whom the Board has determined to be “independent directors” as defined under the NASDAQ Stock Market listing standards and in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that all of the Audit Committee members have the financial knowledge, business experience and independent judgment necessary for service on the Audit Committee. The Board has further determined that Robert Y. Clagett has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the SEC, and has the financial literacy and accounting or financial qualifications and experience to provide effective oversight of the Audit Committee. The Audit Committee operates pursuant to a written charter, which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.sonabank.com.
As set forth in the Audit Committee’s charter, the functions of the Audit Committee are to assist the Board in its oversight of:
•
the integrity of the Company’s financial statements;

•
the adequacy of the Company’s system of internal controls;

•
the Company’s compliance with regulatory requirements;

•
the qualifications and independence of the Company’s independent registered public accountants; and

•
the performance of the Company’s independent registered public accountants and of the Bank’s internal audit function.

In carrying out these responsibilities, the Audit Committee, among other things:
•
monitors the preparation of quarterly and annual financial reports by the Company’s management;

•
supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accountants; and

•
oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Bank’s internal auditing program.

The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accountants and with the Bank’s internal auditors, in each case without the presence of the Company’s or the Bank’s management. The Audit Committee met eight (8) times during 2018.
As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the independent registered public accountants all annual and quarterly financial statements prior to their issuance. During 2018, management of the Company advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee.
Corporate Governance Committee.   The Corporate Governance Committee is responsible for making recommendations to the Board regarding the membership of the Board, including:
•
recommending to the Board the slate of director nominees for election at the annual meeting of stockholders;

•
considering, recommending and recruiting candidates to fill any vacancies or new positions on the Board, including candidates that may be recommended by stockholders;

•
establishing criteria for selecting new directors; and

•
reviewing the backgrounds and qualifications of possible candidates for director positions.

The Corporate Governance Committee operates pursuant to a written charter, a copy of which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.sonabank.com.
Until the death of Mr. Call, the members of the Corporate Governance Committee were W. Rand Cook (Chairman), Charles A. Kabbash, Neil J. Call and Eric A. Johnson. The members of the Corporate Governance Committee are currently W. Rand Cook (Chairman), Charles A. Kabbash, and Eric A. Johnson, all of whom the Board has determined to be “independent directors” as defined under the NASDAQ Stock Market listing standards. The Corporate Governance Committee met one time in 2018.
Compensation Committee.   The members of the Compensation Committee are currently John F. Biagas (Chairman), Robert Y. Clagett, F.L. Garrett, III and W. Bruce Jennings, all of whom the Board has determined to be “independent directors” as defined under the NASDAQ Stock Market listing standards. The Compensation Committee is responsible for overseeing the development and implementation of the Company’s compensation programs, reviewing and approving corporate goals and objectives relevant to the compensation of the Bank’s senior management, which includes the Company’s named executive officers, evaluating the performance of senior management and determining and approving the compensation level for the Chief Executive Officer, and making recommendations regarding compensation of other executive officers and certain compensation plans to the Board. In addition, the Compensation Committee is responsible for the oversight of succession planning for the Company and the Bank. The Compensation Committee operates pursuant to a written charter, a copy of which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.sonabank.com. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. In 2018, the Compensation Committee met one time. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis section below.
Committees of the Board of Directors of the Bank
The Board of Directors of the Bank (the “Bank Board”) has one committee, the Asset-Liability Management Committee, which is described below.
Asset-Liability Management Committee.   The members of the Asset-Liability Management Committee are R. Roderick Porter (Chairman), W. Rand Cook, Georgia S. Derrico, F.L. Garrett, III, W. Bruce Jennings, Charles A. Kabbash and Joe A. Shearin. Four non-director managers also serve as members of the Asset-Liability Management Committee, the Bank’s Chief Financial Officer, Chief Credit Risk Officer of the Company and the Bank, President of the Company and the Bank and an observer to the Bank Board and the Asset-Liability Management Committee. The Asset-Liability Management Committee ensures that the Bank’s investment policies and procedures are adequate and that the Bank’s investments in securities are consistent with the guidelines established in the Bank’s policies and comply with applicable laws and regulations. The committee evaluates the performance of the securities portfolio to ensure that the Bank’s objectives with respect to diversification, liquidity, and quality are met. While management is responsible for purchase decisions with respect to investment securities, the Asset-Liability Management Committee is responsible for reviewing and ratifying management’s investment transactions. The Asset-Liability Management Committee is also responsible for reviewing the entire balance sheet to ensure that products and funding sources adhere to the Board’s policies relating to asset-liability and interest rate risk management. The Asset-Liability Management Committee met four (4) times in 2018.
Director Nominations Process
The Corporate Governance Committee considers nominees to serve as directors of the Company and recommends such persons to the Board of Directors. The Corporate Governance Committee also considers director candidates recommended by stockholders if such candidates appear to be qualified to serve on the Board of Directors and meet the criteria for nominees considered by the Corporate Governance Committee. The Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance Committee does not perceive a need to increase the size of the Board. In order to avoid the unnecessary use of the Corporate Governance Committee’s resources, the Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below in the section entitled “Procedures to be Followed by Stockholders.”
Criteria for Director Nominees.
The Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. The Corporate Governance Committee considers the following criteria in selecting nominees: financial expertise and business experience; familiarity with and participation in the local community and the nominee’s ability to refer business to the Company; integrity, honesty and reputation; dedication to the Company and its stockholders, including the nominee’s ownership of the Common Stock; independence; and any other factors the Corporate Governance Committee deems relevant, including age, size of the Board of Directors and regulatory disclosure obligations. The Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.
The Corporate Governance Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board at the time. The Corporate Governance Committee maintains at least one director who meets the definition of  “audit committee financial expert” under the regulations of the SEC.
In addition, prior to nominating an existing director for re-election to the Board of Directors, the Corporate Governance Committee considers and reviews an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.
Process for Identifying and Evaluating Director Nominees.
Pursuant to the Corporate Governance Committee Charter, as approved by the Board of Directors, the Corporate Governance Committee is responsible for the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. The process that the Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is set forth below.
Identification.   For purposes of identifying nominees for the Board of Directors, the Corporate Governance Committee will rely on personal contacts of the members of the Board of Directors as well as their knowledge of members of the Bank’s local communities. The Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below in the paragraph entitled “Procedures to be Followed by Stockholders.” The Corporate Governance Committee has not previously used an independent search firm in identifying nominees.
Evaluation.   In evaluating potential nominees, the Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, for any new director nominee, the Corporate Governance Committee will conduct a background check of the individual and interview the candidate.
Procedures to be Followed by Stockholders.
Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the prior notice and information provisions contained in the Company’s Amended and Restated Bylaws. In order for a director nomination to be timely, a stockholder’s notice to the Company must be received at the Company’s offices not later than the 90th day prior to the anniversary date of the immediately preceding annual meeting. To submit a nomination of a director candidate, a stockholder must submit the following information in writing, addressed to the Chairman of the Corporate Governance Committee, care of the Corporate Secretary, at the Company’s main office:
•
The name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•
A representation that the stockholder is a holder of record of stock of the Company entitled to vote at the annual meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
If applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•
Such other information regarding each nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto; and

•
Such nominee’s consent to serve as a director of the Company if so elected.

A nomination of any person not made in compliance with the foregoing procedures may not be eligible to be voted upon by the stockholders at the meeting.
If the Corporate Governance Committee receives a director nomination from a stockholder or group of stockholders who (individually or in the aggregate) beneficially owned greater than 5% of the Company’s outstanding Common Stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and stockholder or group of stockholders recommending the candidate and will disclose in its Proxy Statement whether the Corporate Governance Committee chose to nominate the candidate, as well as certain other information.
Stockholder Communications with Directors; Director Attendance at Annual Meeting
The Board of Directors will give appropriate attention to written communications received from stockholders, and will respond if and as appropriate. Stockholders or other interested parties can contact any director or committee of the Board of Directors by writing to them in care of Cheryl Wood, Corporate Secretary, 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will also generally be referred to the Audit Committee.
In addition, the Board of Directors encourages directors to attend the annual meeting of stockholders. All of the Company’s directors attended the Company’s 2018 Annual Meeting of Stockholders held on May 24, 2018.

Code of Ethics
The Company’s Board of Directors has adopted a Code of Ethics that applies to all directors, officers and employees, including the Company’s Executive Chairman of the Board, the Company’s President and Chief Executive Officer and senior financial officers. The Board designed the Code in an effort to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest, full, fair and accurate disclosure in filings and other public communications made by the Company, compliance with applicable laws, prompt internal reporting of violations of the Code of Ethics, and accountability for adherence to the Code. The Code of Ethics is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.sonabank.com.
Director Independence
During the review by the Company’s Board of Directors of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Party Transactions” below. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.
As a result of this review, the Board affirmatively determined that all of the Company’s current directors, with the exception of Georgia S. Derrico, R. Roderick Porter and Joe A. Shearin, are independent directors as defined by the listing standards of the NASDAQ Stock Market. Both Ms. Derrico and Mr. Porter are considered to be “inside” directors because of their employment as senior executives of the Company until the closing of the merger with EVBS in June 2017. Ms. Derrico and Mr. Porter are husband and wife, and their adult son, R. Devon Porter, is employed by the Bank as a Senior Vice President. Mr. Shearin is considered to be an “inside” director because of his employment as a senior executive of the Company. The independent directors of the Company hold executive sessions from time to time without the Executive Chairman, Executive Vice Chairman and Chief Executive Officer or any other member of management present.

DIRECTOR COMPENSATION
In 2018, for SONA board and committee meetings, non-employee members of the board of directors of SONA received an annual retainer of  $25,000 each and the chairman of each board committee received an annual retainer of  $27,000, in each case payable quarterly. In 2018, directors of the Company did not receive a fee for attending Company Board meetings or Company committee meetings. All of the directors of the Company are also directors of the Bank. Each non-employee director of the Bank received a fee of $1,000 for each Bank Board meeting attended and $700 for each Bank Committee meeting attended. Each non-employee director of the Bank also receives reimbursement for any travel, food and lodging expenses. Any non-employee directors who attended either Bank Board or Bank committee meetings by conference telephone received one-half of the fees for such meetings. Directors who are also employees of the Company or the Bank received no additional compensation for their service as a director.
To encourage stock ownership by its directors, the Bank maintains a stock matching program pursuant to which it funds the purchase of additional shares of Company common stock on behalf of a director in an amount equal to 66% of the shares of Company common stock otherwise purchased by the director, up to an annual value of  $10,000 per director.
The following table contains information concerning the compensation of the directors of the Company and the Bank for the fiscal year ended December 31, 2018. The named executive officers who also serve as directors did not receive any compensation for their service as directors for the fiscal year ended December 31, 2018.
2018 Director Compensation(1)
Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(2)	Total ($)
John F. Biagas	42,750	20,000	62,750
Daniel H. Burch(3)	3,583	—	3,583
Neil J. Call(4)	24,300	10,000	34,300
Robert Y. Clagett	40,750	10,000	50,750
W. Rand Cook	39,400	10,000	49,400
F.L. Garrett, III	37,550	10,000	47,550
W. Bruce Jennings	37,550	10,000	47,550
Eric A. Johnson	40,000	10,000	50,000
Charles A. Kabbash	38,000	10,000	48,000

(1)
Non-employee directors were not awarded stock options or stock awards in 2018. As of December 31, 2018, our directors did not hold any stock awards.

(2)
Represents the value of the shares of Company common stock purchased by the director for which the Bank provided funding pursuant to the Company’s stock matching program described above.

(3)
Appointed to the Board of Directors on November 27, 2018.

(4)
Deceased on September 10, 2018.

EXECUTIVE COMPENSATION AND OTHER MATTERS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Compensation Discussion and Analysis
This section discusses the Company’s compensation program, including how it relates to the executive officers named in the compensation tables that follow (who we sometimes refer to below and elsewhere in this Proxy Statement as the “named executive officers”). The executive officers of the Company currently hold the same executive officer positions with the Bank and all executive compensation is paid by the Bank for services performed by executives of the Bank. Accordingly, the following discussion of executive compensation relates to the compensation by the Bank to executives of the Bank.
The primary objective of our executive compensation program is to attract, retain and motivate key employees and enable those persons to participate in the long-term success of the Company while also advancing the interests of our stockholders. As such, the compensation program is designed to provide levels of compensation which are reflective of both the individual’s and the organization’s performance in achieving certain goals and objectives and in helping to build value for our stockholders. Set forth below is an analysis of our compensation program, the material compensation policy decisions we have made under this program and the material factors that we considered in making those decisions. Our named executive officers are:
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Jeffrey H. Culver(1), President;

•
Georgia S. Derrico, Executive Chairman;

•
Jeffrey L. Karafa(1), current Executive Vice President and current Chief Financial Officer;

•
William H. Lagos(2), current Executive Vice President and former Chief Financial Officer;

•
Joseph D. Pennington(3), former Chief Financial Officer;

•
R. Roderick Porter, Executive Vice Chairman;

•
Joe Shearin, Chief Executive Officer; and

•
J. Adam Sothen(4), former Chief Financial Officer.

(1)
Messrs. Culver and Karafa joined the Company and were appointed to their current positions on May 7, 2018 and September 19, 2018, respectively.

(2)
Mr. Lagos was the Chief Financial Officer of the Company since inception until June 23, 2017. Mr. Lagos also served as Interim Chief Financial Officer from March 19, 2018 until April 30, 2018 and September 6, 2018 until September 19, 2018 upon the resignations of Messrs. Sothen and Pennington, respectively.

(3)
Mr. Pennington was appointed Chief Financial Officer on April 30, 2018 until his resignation on September 6, 2018.

(4)
Mr. Sothen was appointed Chief Financial Officer on June 23, 2017 until his resignation on March 19, 2018.

Overview of Compensation Program
The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. John F. Biagas, Robert Y. Clagett, F.L. Garrett III, and W. Bruce Jennings serve on the Compensation Committee (the “Compensation Committee”). The Compensation Committee, along with the Board, has reviewed the compensation policies and practices for all employees and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Philosophy and Objectives
The fundamental objectives of the Bank’s executive compensation policies are to ensure that Bank executives are provided incentives and compensated in a way that advances both the short- and long-term interests of stockholders while also ensuring that the Company and the Bank are able to attract, retain and motivate executive management talent. Accordingly, compensation is based on: (1) the employee’s individual performance and his or her ability to lead the Company and the Bank to achieve their respective financial goals, (2) the Company’s consolidated financial performance and (3) compensation compared to peer institutions’ executive compensation. In making decisions with respect to any element of an executive officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the executive officer, including salary, annual bonus, long-term equity incentive compensation, accumulated realized and unrealized stock option gains, and the dollar value to the executive and cost to the Company of all perquisites and other personal benefits. The Compensation Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.
Setting Executive Compensation
In reviewing the 2018 compensation of each of our executive officers, the Compensation Committee reviewed all components of his or her respective compensation, including base salary, annual bonus, long-term equity incentive compensation, accumulated realized and unrealized stock option gains, and the dollar value to the executive and cost to the Company of all perquisites and other personal benefits. In addition, the Compensation Committee reviewed each executive officer’s compensation history and performance information and the market data discussed below.
Role of Compensation Consultant and Market Data
In 2018, the Compensation Committee engaged Bank Compensation Consulting (the “Consultant”) to provide advice with respect to executive officer and director compensation for 2018.
The Consultant reviewed a peer group comprised of 25 mid-Atlantic U.S. banks ranging in assets from $1.3 to $5.8 billion, with median assets of  $2.6 billion. The peer group consisted of the following banks: Access National, American National Bankshares, Beneficial Bancorp, Bryn Mawr Bank, C&F Financial, Cardinal Financial, City Holding, CNB Financial, Community Financial Corporation, First Bancorp (NC), First Community Bancshares, HomeTrust Bancshares, Live Oak Bancshares, MVB Financial, Old Line Bancshares, Park Sterling, Peoples Financial Services, Premier Financial Bancorp, Sandy Spring Bancorp, Summit Financial Group, Tristate Capital Holdings, Univest, Walker & Dunlop, WashingtonFirst Bankshares and Xenith Bankshares. The Consultant reviewed base salary, total cash compensation, total direct pay and total remuneration as compared to the peer group.
The Company did not benchmark the compensation of its named executive officers to a certain percentage or range of compensation within the market data provided by the Consultant. Instead, the Compensation Committee used this information as a point of reference for measurement, but not as the determinative factor in setting the compensation of the Company’s named executive officers. The Compensation Committee did not use the compensation data to “target” a specific compensation level for any given executive. Rather, the Compensation Committee used its understanding of peer group compensation as a starting point for its decision making.
Because the comparative compensation information is just one of the analytical tools that are used in setting named executive officer compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, the Compensation Committee may elect not to use the comparative compensation information at all in the course of making compensation decisions.
Role of Executives in Establishing Compensation
The Compensation Committee makes all decisions with respect to compensation of the Executive Chairman, Executive Vice Chairman, and Chief Executive Officer, subject to review and approval by the full Board of Directors. The Executive Chairman, Executive Vice Chairman and the Chief Executive Officer

reviews the performance of the Company’s executive officers (other than for themselves) and, based on that review, reports to the Compensation Committee amounts payable to the other executive officers of the Company, including the other named executive officers. Neither the Executive Chairman, Executive Vice Chairman nor the Chief Executive Officer is involved with any aspect of determining her or his own pay.
Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation.
At the 2018 annual meeting of stockholders, approximately 59% of the shares represented and entitled to vote at the annual meeting were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2018 Proxy Statement.
Components of Executive Compensation
The principal components of the executive compensation program of the Company (through the Bank) are:
•
base salary;

•
cash incentive award;

•
long-term equity incentive awards;

•
perquisites and other personal benefits;

•
for certain of our named executive officers, participation in a SERP; and

•
severance protection through employment agreements, change-in-control agreements or participation in the Company’s Executive Severance Plan.

Base Salary
Salaries provide executive officers with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent. Generally, base salaries are not based on specific measures of corporate performance, but are determined by tenure of service, scope of the position, including current job responsibilities, relative salaries of the Company’s peers and the officer’s individual performance and contribution to the Company. The Company’s base salaries are adjusted based on factors such as individual experience, individual performance, individual potential, cost of living considerations and specific issues particular to the Company as well as the Compensation Committee’s subjective judgment. The Compensation Committee monitors the base salary levels and the various incentives of the named executive officers of the Company to ensure that overall compensation is consistent with the Company’s objectives and remains competitive within the area of the Company’s operations.
Effective March 1, 2018, the Compensation Committee approved a 5% increase to the base salaries of Ms. Derrico and Messrs. Porter, Shearin and Sothen, and a 3.5% increase to Mr. Lagos’ base salary, as follows: Ms. Derrico, $469,577; Mr. Porter, $318,675; Mr. Shearin, $500,000; Mr. Sothen, $193,785; and Mr. Lagos $185,644.
The Company set the initial base salaries for Messrs. Culver, Karafa and Pennington at $350,000, $250,000 and $150,000, respectively, based on the recommendation of Ms. Derrico and Messrs. Porter and Shearin.
Cash Incentive Awards
The purpose of the cash incentive award is to motivate, reward and retain the named executive officers who are critical to the Company’s ongoing success. In determining the cash incentive, the Compensation Committee takes into consideration the Company’s performance compared to its budget, stockholder return over the long term, the operating ratios of return on assets and return on equity and the efficiency ratio. In setting the goals and measuring an executive’s performance against those goals, the Company considers the performance of its competitors and general economic and market conditions. None of the factors included in the Company’s strategic and business goals are assigned a specific weight. Instead, the Compensation Committee recognized that the relative importance of these factors may change in order to adapt the Company’s operations to specific business challenges and to reflect changing economic and marketplace conditions. In addition, the Compensation Committee considered a subjective evaluation of the extent to which the named executive officers contributed to the enhancement of the Company during an acquisition and/or exhibited team oriented behavior that contributed to the success of the Company. The Compensation Committee also considered the executive officers’ continued efforts to lead a successful integration following the merger with EVBS in June 2017. As a result of the Compensation Committee’s review of compensation for each named executive officer, as discussed above, the Compensation Committee awarded each of our named executive officers the cash incentive award reflected reported in the “Bonus” column of the Summary Compensation table later in this Proxy Statement (with the exception of Messrs. Culver and Pennington). Messrs. Culver and Pennington were not eligible for bonuses for 2018 due to their hire dates.
Long-Term Equity Incentive Awards
The Company maintains an equity compensation program for its named executive officers and other key employees, in order to attract, retain and motivate key employees and enable those persons to participate in the long-term success of the Company. In 2018, the Compensation Committee granted unrestricted and restricted stock awards to our named executive officers under pursuant to the Company’s 2017 Equity Compensation Plan (the “2017 Plan”) as reported in the Grants of Plan-Based Awards for Fiscal Year 2018 table later in this Proxy Statement. The Compensation Committee awarded Mr. Lagos an additional grant of unrestricted shares of common stock in connection with his acceptance of the position of interim Chief Financial Officer.
Perquisites and Employee Benefit Plans
Perquisites represent a small part of the Company’s executive compensation program. The Compensation Committee reviews annually the perquisites provided to the named executive officers, and offers such benefits after consideration of the business need. The named executive officers are eligible to participate in the same employee benefits plans that are generally available to all Company employees.
Employment Agreements, Change-in-Control Agreements and Executive Severance Plan
During 2018, the Company and the Bank were party to employment agreements and change-in-control agreements with each of our named executive officers (other than Mr. Lagos, who participates in the Executive Severance Plan). The Compensation Committee and the Bank believe that the employment and change-in-control agreements are a critical tool in retaining our executive team. These agreements also include certain protections for the Company and the Bank in the form of post-employment restrictive covenants. The employment agreements with Messrs. Pennington and Sothen terminated in connection with their separation from the Company and the Bank in March 2018 and September 2018, respectively.
Employment Agreements with Ms. Derrico and Mr. Porter.   The Company and the Bank are party to an employment agreement with each of Ms. Derrico and Mr. Porter, pursuant to which each executive will serve as Executive Chairman and Executive Vice Chairman, respectively, which agreements were effective upon completion of the merger with EVBS in June 2017. The term of the employment agreements commenced on June 23, 2017 and will terminate on the second anniversary thereof. The employment agreements provide that each of Ms. Derrico and Mr. Porter will participate in such benefit plans, policies, and programs as may be maintained, from time to time, by the Company. The agreements also provide for certain severance benefits in the event of a qualifying termination. On April 18, 2019, the Company entered into an amendment to the employment agreement with each of Ms. Derrico and Mr. Porter to (i) extend the term of the employment agreement through December 31, 2019; and (ii) provide that the executive is designated as a participant in the Executive Severance Plan, so that if the executive has a qualifying termination, then the executive will receive the severance benefits pursuant to the terms and conditions of the Executive Severance Plan, the terms of which are described below. See “Potential Benefits Upon Termination or Change in Control,” below, for additional information regarding Ms. Derrico’s and Mr. Porter’s employment agreements.
Employment Agreement with Mr. Shearin.   In connection with the merger with EVBS in June 2017, the Company, the Bank and Mr. Shearin entered into an employment agreement, pursuant to which Mr. Shearin serves as President and Chief Executive Officer of the Company and the Bank, effective upon completion of the merger with EVBS. The employment agreement has an initial term that expires on December 31, 2020, subject to automatic two-year renewals unless either party provides written notice of non-renewal no later than ninety days before any renewal date. Mr. Shearin’s employment agreement provides for an annual base salary and eligibility for equity awards and annual bonuses and certain other benefits, including continued participation in the EVBS SERP, payment of private club dues and use of an automobile at the company’s expense. Mr. Shearin’s employment agreement also provides that any incentive compensation paid to Mr. Shearin, including both equity and cash incentive compensation, is subject to repayment or clawback as further described in the agreement. See “Potential Benefits Upon Termination or Change in Control,” below, for additional information regarding Mr. Shearin’s employment agreement.
Employment Agreement with Mr. Culver.   The Company, the Bank and Mr. Culver entered into an employment agreement pursuant to which Mr. Culver serves as President of the Company and the Bank. The employment agreement with Mr. Culver has a two year term that expires on October 29, 2020. Mr. Culver’s employment agreement provides for an annual base salary and eligibility for equity awards and annual bonuses and certain other benefits. The employment agreement also provides that any incentive compensation paid to Mr. Culver, including both equity and cash incentive compensation, is subject to repayment or clawback as further described in the agreement. See “Potential Benefits Upon Termination or Change in Control,” below, for additional information regarding Mr. Culver’s employment agreement.
Change-in-Control Severance Agreement with Mr. Karafa.   The Company, the Bank and Mr. Culver entered into a change-in-control severance agreement that expires either upon termination or the first anniversary after a change-in-control event. See “Potential Benefits Upon Termination or Change in Control,” below, for additional information regarding Mr. Karafa’s agreement.
Executive Severance Plan.    In connection with the merger with EVBS in June 2017, the Company assumed the EVBS Executive Severance Plan (the “Executive Severance Plan”). Mr. Lagos is a participant in the Executive Severance Plan. See “Potential Benefits Upon Termination or Change in Control,” below, for additional information regarding the Executive Severance Plan.
Supplemental Executive Retirement Plan (SERP)
Effective August 1, 2007, the Bank entered into a supplemental executive retirement plan (the “2007 SERP”) with each of Ms. Derrico and Mr. Porter to encourage such officers to remain employees of the Bank and the Company. The Bank also assumed the obligations under the EVBS supplemental executive retirement plan (the “EVBS SERP”), in which Mr. Shearin participates. The normal retirement benefits for each of Ms. Derrico and Messrs. Porter and Shearin became fully vested upon completion of the merger with EVBS in June 2017, although the time of payment was not accelerated. In April 2018, the Bank entered into a new supplemental executive retirement plan (“2018 SERP”) with each of Ms. Derrico and Messrs. Porter and Shearin. The 2007 SERP, EVBS SERP and 2018 SERPs are designed to provide a certain level of post-retirement income to individuals who have a significant impact on the long-term growth and profitability of the Company. See “Pension Benefits,” below, for additional information regarding the SERP.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filing.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
John F. Biagas (Chairman)
Robert Y. Clagett
F.L. Garrett III
W. Bruce Jennings

Summary Compensation Table
The following table provides information regarding the compensation paid or accrued by the Company to or on behalf of the Company’s named executive officers for the fiscal years ended December 31, 2018, 2017, and 2016.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(8)	Stock Awards ($)(8)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)	Total ($)
Jeffrey H. Culver(1) President	2018	228,030	—	—	133,360	—	13,639	375,029
Georgia S. Derrico(2) Executive Chairman	2018	507,203	185,000	—	157,400	476,338	58,355	1,384,296
	2017	469,577	185,000	—		223,539	2,250,275	3,128,391
	2016	426,888	268,330	15,120		294,481	27,780	1,032,599
Jeffrey L. Karafa(3) Executive Vice President and Chief Financial Officer	2018	70,833	—	—	61,600	—	12,468	144,901
William H. Lagos(4) Executive Vice President and Former Chief Financial Officer	2018	198,199	4,500	—	33,680	—	28,508	264,887
	2017	185,644	4,500	—		—	—	190,144
	2016	173,825	6,000	3,780		—	—	183,605
Joseph D. Pennington(5) Former Chief Financial Officer	2018	140,811	—	—	66,680	—	7,045	214,536
R. Roderick Porter(2) Executive Vice Chairman	2018	344,210	185,000	—	157,400	303,936	62,389	1,052,935
	2017	318,675	185,000	—		153,717	1,045,305	1,702,697
	2016	294,906	182,100	15,120		200,536	34,980	727,642
Joe A. Shearin(6) Chief Executive Officer	2018	520,833	185,000	—	157,400	182,044	51,635	1,096,912
	2017	267,675	185,000	—		32,214	24,792	509,681
J. Adam Sothen(7) Former Chief Financial Officer	2018	76,740	20,000	—	—		2,405	99,145
	2017	104,967	20,000	—		—	3,314	128,281

(1)
Mr. Culver was hired by the Company on May 7, 2018 and was appointed President with a base annual salary of  $350,000. The amount included in the “All Other Compensation” column for Mr. Culver for 2018 includes a 401(k) matching contribution of  $6,563, a car allowance of  $4,200, a cell phone reimbursement of  $400, restricted stock dividends of  $1,280, and $1,196 for imputed income related to group term life insurance.

(2)
The amount included as “All Other Compensation” for 2018 includes for each of Ms. Derrico and Mr. Porter: (i) $22,551, which is one-quarter of the total 2018 compensation of  $90,204 of a bank employee who devotes 25% of her time acting as a personal assistant to Georgia S. Derrico, 25% of her time acting as a personal assistant to R. Roderick Porter and 50% of her time to the Bank; (ii) $10,000 pursuant to the Directors Stock Match Program; and (iii) $2,400 in restricted stock dividends. Additionally, Ms. Derrico received a 401(k) matching contribution of  $10,203, $3,545 in imputed income as a beneficiary of a Bank Owned Life Insurance Policies (BOLI), and $9,656 in imputed income related to group term life insurance. Mr. Porter received a 401(k) matching contribution of $11,823, a car allowance of  $7,200, $2,257 in imputed income as a beneficiary of BOLI, and $6,157 in imputed income related to group term life insurance.

(3)
Mr. Karafa was hired by the Company on September 19, 2018 and was appointed Executive Vice President and Chief Financial Officer with a base annual salary of  $250,000. The amount included as “All Other Compensation” for 2018 for Mr. Karafa includes a 401(k) matching contribution of  $2,125, a cell phone reimbursement of  $175, a housing allowance of  $9,485, restricted stock dividends of  $320, and $362 in imputed income related to group term life insurance.

(4)
Mr. Lagos was the former Chief Financial Officer from inception until June 23, 2017 and Interim Chief Financial Officer for the periods of March 19, 2018 through April 30, 2018 and September 6, 2018 through September 19, 2018. The amount included as “All Other Compensation” for 2018 for Mr. Lagos includes a car allowance of  $5,400, restricted stock dividends of  $160, a 1,000 share stock grant valued at $17,010, $866 in imputed income as a beneficiary of BOLI, and $5,072 in imputed income related to group term life insurance.

(5)
Mr. Pennington was appointed Chief Financial Officer on April 30, 2018 until his resignation on September 6, 2018. The amount included as “All Other Compensation” for 2018 for Mr. Pennington includes a 401(k) matching contribution of  $6,337, restricted stock dividends of  $320, and $389 in imputed income related to group term life insurance.

(6)
Mr. Shearin joined the Company through the merger with EVBS in June 2017 and was appointed Chief Executive Officer. The amount included as “All Other Compensation” for 2018 for Mr. Shearin includes $10,000 pursuant to the Directors Stock Match Program, 401(k) matching contributions of $12,375, a housing allowance of  $24,918, club dues of  $450, restricted stock dividends of  $2,400, and $1,492 in imputed income as a beneficiary of BOLI.

(7)
Mr. Sothen joined the Company through the merger with EVBS in June 2017 and was appointed Chief Financial Officer until his resignation on March 19, 2018. The amount included as “All Other Compensation” for 2018 for Mr. Sothen includes a 401(k) matching contribution of  $2,302 and $103 in imputed income as a beneficiary of BOLI.

(8)
Represents the aggregate grant date fair value of stock options and stock awards awarded pursuant to the Company’s Option Plans in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the amounts for stock options granted in 2016 are included in Note 13 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2016 included in its Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC. No options have been granted in 2017 or 2018. The grant date fair value of stock awards granted in 2018 was based on the fair market value of the stock on the grant date.

(9)
Reflects the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the SERP.

Grants of Plan-Based Awards in Fiscal Year 2018
The following table contains information concerning the named executive officers’ grants of unrestricted and restricted stock grants during 2018, all of which were granted under the 2017 Plan. No stock options were granted during 2018.
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Jeffrey H. Culver	5/15/2018	8,000	133,360
Georgia S. Derrico	4/2/2018	10,000	157,400
Jeffrey L. Karafa	10/23/2018	4,000	61,600
William H. Lagos	5/7/2018(2)	1,000	17,010
	5/15/2018	1,000	16,670
Joseph D. Pennington	5/15/2018	4,000	66,680
R. Roderick Porter	4/2/2018	10,000	157,400
Joe A. Shearin	4/2/2018	10,000	157,400
J. Adam Sothen	—	—	—

(1)
With the exception of the grant to Mr. Lagos on May 17, 2018, reflects restricted stock awards granted to the executive officer, which awards vest in five approximately equal annual installments, subject to the executive’s continued employment with the Company on each vesting date.

(2)
Reflects a grant of fully-vested shares of stock to Mr. Lagos.

(3)
Reflects the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table contains information concerning the named executive officers’ outstanding stock options as of December 31, 2018. As of December 31, 2018, Messrs. Culver, Karafa, Pennington, Shearin or Sothen did not hold any option awards.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Jeffrey H. Culver	—	—			8,000(4)	105,760
Georgia S. Derrico	5,000	—	7.04	07/27/2020	10,000(5)	132,200
	20,000	—	7.20	03/21/2021
	20,000	—	7.92	12/05/2022
	20,000	—	9.14	06/21/2023
	19,200	4,800(1)	10.47	07/22/2024
	14,400	9,600(2)	11.43	06/19/2025
	9,600	14,400(3)	11.99	06/17/2026
Jeffrey L. Karafa	—	—			4,000(6)	52,880
William H. Lagos	2,000	—	5.50	01/27/2019	1,000(4)	13,220
	2,000	—	8.02	07/29/2019
	2,500	—	7.04	07/27/2020
	4,000	—	7.20	03/21/2021
	4,000	—	7.92	12/05/2022
	4,000	—	9.14	06/21/2023
	4,000	1,000(1)	10.47	07/22/2024
	3,300	2,200(2)	11.43	06/19/2025
	2,400	3,600(3)	11.99	06/17/2026
Joseph D. Pennington(8)	—	—
R. Roderick Porter	5,000	—	7.04	07/27/2020	10,000(5)	132,200
	20,000	—	7.20	03/21/2021
	20,000	—	7.92	12/05/2022
	20,000		9.14	06/21/2023
	19,200	4,800(1)	10.47	07/22/2024
	14,400	9,600(2)	11.43	06/19/2025
	9,600	14,400(3)	11.99	06/17/2026
Joe A. Shearin	—	—			10,000(5)	132,200
J. Adam Sothen(8)	—	—			—	—

(1)
The options vest on July 22, 2019.

(2)
The options vest in two equal installments on each of June 19, 2019 and 2020.

(3)
The options vest in three equal installments on each of June 17, 2019, 2020 and 2021.

(4)
The restricted shares vest in five approximately equal installments on each of May 31, 2019, 2020, 2021, 2022 and 2023.

(5)
The restricted shares vest in five approximately equal installments on each of March 31, 2019, 2020, 2021, 2022 and 2023.

(6)
The restricted shares vest in five approximately equal installments on each of October 23, 2019, 2020, 2021, 2022 and 2023.

(7)
Market value is calculated based on $13.22, the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 31, 2018, the last trading day of 2018.

(8)
Messrs. Sothen and Pennington forfeited their unvested outstanding awards in connection with their separation from the Company in March 2018 and September 2018, respectively.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting ($)	Value Realized on Vesting ($)(2)
Jeffrey H. Culver	—	—	—	—
Georgia S. Derrico	16,000	153,640	—	—
Jeffrey L. Karafa	—	—	—	—
William H. Lagos	3,500	25,795	1,000	17,010
Joseph D. Pennington	—	—	—	—
R. Roderick Porter	16,000	153,640	—	—
Joe A. Shearin	—	—	—	—
J. Adam Sothen	—	—	—	—

(1)
Reflects the difference between the price per share of Company common stock on the exercise date and the exercise price of the options.

(2)
Reflects the number of shares of stock vesting multiplied by the price per share of Company common stock on the vesting date.

Pension Benefits
The table below shows the present value of accumulated benefits payable to each of Ms. Derrico and Messrs. Porter and Shearin, and the number of years of service credited to each such named executive officer under his or her supplemental executive retirement agreements (the “2007 SERP”, with respect to Ms. Derrico and Mr. Porter, the “EVBS SERP”, with respect to Mr. Shearin, and the 2018 SERP, with respect to Ms. Derrico and Messrs. Porter and Shearin). SONA assumed the EVBS SERP in connection with the merger with EVBS in June 2017. Messrs. Culver, Karafa, Lagos, Pennington and Sothen do not participate in a supplemental executive retirement plan. No payments were made under the 2007 SERP, 2018 SERP or EVBS SERP during the fiscal year ended December 31, 2018.
Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)
Georgia S. Derrico	2007 SERP	11.42	1,773,160(2)(3)
	2018 SERP	0.75	389,167(5)
R. Roderick Porter	2007 SERP	11.42	1,277,525(2)(3)
	2018 SERP	0.75	240,893(5)
Joe A. Shearin	EVBS SERP	9.00	1,750,111(2)(4)
	2018 SERP	0.75	217,830(6)

(1)
Actual years of service is 12 years for Ms. Derrico, 12 years for Mr. Porter and 16 years for Mr. Shearin (including his prior service with EVBS).

(2)
Fully vested as of June 23, 2017, the closing of the merger with EVBS in June 2017.

(3)
Reflects the amounts accrued by the Company for the named executive officer’s accumulated benefit under the 2007 SERP, for the period from August 1, 2007, the effective date of the 2007 SERP, through December 31, 2018. The vested benefit accruals for the 2007 SERP are based upon a schedule that will not vary due to any changes with general interest rate or discount rates used in the marketplace.

(4)
The present value of the accumulated benefit was determined using a discount rate of 3%.

(5)
Reflects the amounts accrued by the Company for the named executive officer’s accumulated benefit under the 2018 SERP, for the period from April 2, 2018, the effective date of the 2018 SERP, through December 31, 2018. The vested benefit accruals for Ms. Derrico’s and Mr. Porter’s 2018 SERP are based upon a schedule that will not vary due to any changes with general interest rate or discount rates used in the marketplace.

(6)
Calculated using a 6% discount rate.

2007 SERP.   Ms. Derrico’s and Mr. Porter’s 2007 SERPs are unfunded nonqualified deferred compensation plans for purposes of Title I of ERISA. The 2007 SERPs were originally effective August 1, 2007 and provide that if the executive remains in employment through August 1, 2017, the executive will be entitled to ten annual payments beginning on the first day of the seventh month following the executive’s separation from service in an annual amount equal to $137,357 for Ms. Derrico and $106,330 for Mr. Porter. The 2007 SERPs were amended effective April, 2010 to increase the amounts to $159,701 for Ms. Derrico and to $123,627 for Mr. Porter. In 2014, the 2007 SERPs were amended to increase the amounts to $203,742 for Ms. Derrico and to $146,816 for Mr. Porter. The 2007 SERPs were further amended effective September 1, 2015 to increase the amounts to $213,582 for Ms. Derrico and to $153,964 for Mr. Porter. The annual benefit is designed to replace 50% of each executive’s estimated salary as of retirement.
The 2007 SERPs also provide that in the event of the executive’s death prior to August 1, 2017, the executive’s beneficiary will receive a lump sum payment of the executive’s accrued benefit under the 2007 SERP as of the executive’s death. If the executive dies subsequent to the commencement of his or her ten annual payments, the remainder of the payments will be made to the executive’s beneficiary. If the executive becomes disabled prior to August 1, 2017, the executive will receive a lump sum payment of his or her accrued benefit as of the date of disability payable when the executive reaches age 65 or, if later, the first day of the month following the executive’s disability. If the executive has a separation from service prior to August 1, 2017, the executive will receive his or her accrued benefit payable in ten annual installments and beginning the first day of the seventh month following the executive’s separation from service. If the separation from service follows a change in control, the executive will receive the full normal retirement benefit payable in ten annual installments and beginning the first day of the seventh month following the executive’s separation from service. The normal retirement benefit for each of Ms. Derrico and Mr. Porter became fully vested upon completion of the merger with EVBS in June 2017, although the time of payment was not accelerated.
EVBS SERP.   Under the EVBS SERP, the normal retirement benefit for Mr. Shearin consists of an annual benefit of $155,000, payable monthly for 15 years. The normal retirement benefit for Mr. Shearin became fully vested upon completion of the merger with EVBS in June 2017, although the time of payment was not accelerated. If Mr. Shearin’s employment terminates on or after the date he attains the normal retirement age of 67, the payments described above will begin on the first day of the month following termination of employment. If Mr. Shearin’s employment terminates before the date he attains the normal retirement age of 67, the payments described above will begin on the first day of the month following the later of termination of employment or the date he attains the age of 62.
2018 SERP.   Pursuant to the 2018 SERPs, the normal retirement date is July 3, 2022, in the case of Mr. Shearin, and April 1, 2020, in the case of Ms. Derrico and Mr. Porter (in each case, the “Normal Retirement Date”). The normal retirement benefit is (i) in the case of Mr. Shearin, an annual benefit payment of  $134,406 payable for 15 years beginning on the 1st day of the 7th month following the later of the Normal Retirement Date or his separation from service; (ii) in the case of Ms. Derrico (A) an annual benefit payment of  $55,112 payable for 15 years beginning on the 1st day of the 7th month following the

Normal Retirement Date, plus (B) an annual benefit payment of  $213,582 payable for 5 years beginning on April 1, 2030; and (iii) in the case of Mr. Porter (A) an annual benefit payment of  $28,854 payable for 15 years beginning on the 1st day of the 7th month following the Normal Retirement Date plus (B) an annual benefit payment of  $153,964 payable for 5 years beginning on April 1, 2030 (in each case, the “Normal Retirement Benefit”).
If the executive separates from service, dies or becomes disabled prior to the Normal Retirement Date, then the executive (or his or her beneficiaries, as applicable) will be entitled to receive the accrued benefit under the 2018 SERP. If a change in control occurs prior to the Normal Retirement Date and prior to the executive’s death, disability or separation from service, then the executive will become 100% vested in the Normal Retirement Benefit with payments beginning on the first day of the second month following the month in which the executive attains Normal Retirement Date or dies, whichever is first to occur. If Mr. Shearin separates from service within 24 months following a change in control, then payment of his Normal Retirement Benefit will commence on the first day of the second month following his separation from service (or the first day of the seventh month following his separation, if he is a specified employee) and will be made over a period of 5 years (instead of 15 years). If Mr. Porter or Ms. Derrico separate from service within 24 months following a change in control, then payment of his or her Normal Retirement Benefit will commence on the first day of the second month following the separation from service (or the first day of the seventh month following separation, if he or she is a specified employee).
Potential Payments Upon Termination or Change in Control
Employment Agreements with Ms. Derrico and Mr. Porter.   The Company and the Bank are parties to employment agreements with each of Ms. Derrico and Mr. Porter, effective June 23, 2017. If the executive is terminated by the Company without “cause” prior to the expiration of the term (June 23, 2019), then he or she will receive a severance payment equal to his or her base salary that would have been paid through the expiration of the term, absent his or her termination of employment, payable in a single lump sum. Ms. Derrico and Mr. Porter also will receive reimbursement for group health care premiums and will be provided with a personal assistant having a salary not to exceed $60,000, in each case for two years following termination of employment, and his or her outstanding options will become fully-vested and exercisable as of the date of such termination. On April 18, 2019, the Company entered into an amendment to the employment agreement with each of Ms. Derrico and Mr. Porter to (i) extend the term of the employment agreement through December 31, 2019; and (ii) provide that the executive is designated as a participant in the Executive Severance Plan, so that if the executive has a qualifying termination, then the executive will receive the severance benefits pursuant to the terms and conditions of the Executive Severance Plan, the terms of which are described below, in lieu of any severance benefits under his or her employment agreement.
The employment agreements contain customary confidentiality covenants, as well as covenants regarding the non-solicitation of customer and employees and non-competition that apply for twelve months following the executive’s termination of employment. For purposes of the employment agreements, “cause” generally means the executive’s willful violation of any laws, rules or regulations applicable to banks or the banking industry generally, the executive’s material failure to comply with the Company’s policies or guidelines of employment or corporate governance policies or guidelines, any act of fraud, misappropriation or embezzlement by the executive, the executive’s material breach of the employment agreement, or the executive’s conviction of, or pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude.
Employment Agreement with Mr. Shearin.   The Company and the Bank are party to an employment agreement with Mr. Shearin, effective June 23, 2017. Pursuant to his employment agreement, Mr. Shearin’s employment may be terminated by the Company or the Bank with or without cause. If Mr. Shearin resigns for good reason or his employment is terminated without cause (including termination of employment upon the expiration or non-renewal of the term), he is entitled to receive any accrued obligations under the employment agreement and, subject to his execution, delivery and non-revocation of a release of claims:
•
a monthly payment equal to one-twelfth his rate of annual base salary in effect immediately preceding such termination for thirty-six months (the “Shearin Severance Benefit”),

•
continuing health insurance benefits for himself and his covered spouse and dependents, with such premiums paid by the company, for thirty-six months (the “Shearin Health Insurance Continuation Benefit”),

•
out-placement services for up to two years, including job search services, paid for by the company up to a total of  $10,000 (the “Shearin Out-Placement Benefit”), and

•
an additional amount equal to the average of the annual bonus compensation earned for the three immediately preceding years (or such fewer number of years for which he may have been employed), payable in a lump sum on the date of termination.

These payments and benefits will cease in the event Mr. Shearin violates any applicable covenants not to compete and not to solicit customers or employees set forth under the agreement.
If Mr. Shearin resigns for good reason or his employment is terminated without cause within one year after a change in control, he is entitled to receive any accrued obligations under the employment agreement and, subject to his execution, delivery and non-revocation of a release of claims:
•
the Shearin Severance Benefit,

•
the Shearin Health Insurance Continuation Benefit,

•
the Shearin Out-Placement Benefit, and

•
an additional amount equal to three times the highest annual bonus compensation earned for the three immediately preceding years (or such fewer number of years for which he may have been employed), payable in a lump sum on the date of termination.

The employment agreement with Mr. Shearin contains a confidentiality provision that is in effect during his employment and for at least five years after the termination of his employment and covenants not to compete and not to solicit customers or employees that are in effect for twelve months after the termination of his employment, provided that the covenants not to compete and not to solicit customers or employees do not apply for one year following the effective date of the employment agreement and do not apply following a change in control that occurs after the effective date of the employment agreement.
Under the employment agreement with Mr. Shearin, if the payments and benefits under the employment agreement, together with other payments and benefits Mr. Shearin may have the right to receive, on account of a change in control would exceed the maximum limit imposed on the total of such payments and benefits by Section 280G of the Code (without triggering the excise tax imposed under Section 4999 of the Code), the agreement provides for a comparison of two alternative scenarios for addressing Section 280G and Section 4999 of the Code, and the application of the scenario that leaves Mr. Shearin in the more favorable net after-tax position (a “modified Section 280G cutback”). Specifically, Mr. Shearin will receive whichever of the following is more favorable to him on a net after-tax basis: (i) the payments and benefits reduced to the extent necessary so that none of the payments or benefits is subject to the excise tax or (ii) the full amount of the payments and benefits, which is subject to the excise tax, with Mr. Shearin being responsible for paying any excise tax imposed.
For purposes of his employment agreement, Mr. Shearin will generally have “good reason” to terminate his employment if the company negatively changes certain important aspects of his employment, including reducing his authority, responsibility or salary, removes him from his position or fails to nominate him for election to the Company’s board of directors, moves his principal office outside of the Commonwealth of Virginia, reduces his fringe benefits, fails to comply with any material term of the agreement, fails to require any successor to expressly assume and agree to perform the obligations under the agreement, or provides written notice of non-renewal of the initial term or any renewal term of the agreement. Good reason to terminate employment would not exist unless Mr. Shearin has notified the company of the condition giving rise to good reason and the company has failed to remedy the condition and Mr. Shearin terminates employment within ninety days after the initial occurrence of the condition giving rise to good reason.

For purposes of his employment agreement, termination for “cause” generally includes Mr. Shearin’s willful misconduct, misappropriation or embezzlement of funds or property, fraud or dishonesty, failure to perform material duties or responsibilities or failure to follow reasonable instructions or policies, conviction of, indictment for or entry of a guilty plea or plea of no contest with respect to a felony or misdemeanor involving moral turpitude, breach of a material term of the agreement or material violation of applicable policies, codes and standards of behavior, willful violation of any final cease-and-desist order, breach of a fiduciary duty or conduct likely to result in material injury to the Company or the Bank. The company would not have cause to terminate his employment for failure to perform material duties or responsibilities, failure to follow reasonable instructions or policies, breach of a material term of the agreement or material violation of applicable policies, codes and standards of behavior unless the company has notified Mr. Shearin of the existence of such condition and Mr. Shearin has failed to remedy the condition.
Employment Agreement with Mr. Culver.   The Company and the Bank entered into an employment agreement with Mr. Culver, effective October 29, 2018. Under his employment agreement, Mr. Culver’s employment may be terminated by the Company or the Bank with or without cause. If Mr. Culver is terminated without cause, he is entitled to receive any accrued obligations under the employment agreement and, subject to his execution, delivery and non-revocation of a release of claims:
•
a lump sum payment equal to one times his rate of annual base salary in effect immediately preceding such termination, payable on the sixtieth day after termination of employment,

•
continuing health insurance benefits for himself and his covered spouse and dependents, with the employer portion of such premiums paid by the company for twelve months, and

•
acceleration of vesting of any outstanding options.

These payments and benefits will cease in the event Mr. Culver violates the confidentiality provision or any applicable covenants not to compete and not to solicit customers or employees set forth under the agreement.
If Mr. Culver is terminated without cause within two years after a change in control, he is entitled to receive any accrued obligations under the employment agreement and, subject to his execution, delivery and non-revocation of a release of claims:
•
an amount equal to two times his rate of annual base salary in effect immediately preceding such termination, payable in a lump sum on the sixtieth day after termination of employment, and

•
continuing health insurance benefits for himself and his covered spouse and dependents, with the employer portion of such premiums paid by the company for twenty-four months.

In addition, if the Company terminates Mr. Culver’s employment without cause after the term of the employment agreement expires and Mr. Culver is subject to the restrictive covenants described below, then Mr. Culver will receive severance and COBRA reimbursement for 12 or 24 months, as the case may be, but no acceleration of the vesting of his stock options.
These payments and benefits will cease in the event Mr. Culver violates the confidentiality provision or any applicable covenants not to solicit customers or employees set forth under the agreement. The employment agreement with Mr. Culver contains a confidentiality provision that is in effect during his employment and for as long as the information or materials in question retain their status as confidential information and covenants not to compete and not to solicit customers or employees that are in effect for twelve months after the termination of his employment.
If the payments and benefits under the employment agreement, together with other payments and benefits Mr. Culver may have the right to receive, on account of a change in control would exceed the maximum limit imposed on the total of such payments and benefits by Section 280G of the Code (without triggering the excise tax imposed under Section 4999 of the Code), the agreement provides for a comparison of two alternative scenarios for addressing Section 280G and Section 4999 of the Code, and the application of the scenario that leaves Mr. Culver in the more favorable net after-tax position (i.e., a modified Section 280G cutback). Specifically, Mr. Culver will receive whichever of the following is more favorable to him on a net after-tax basis: (i) the payments and benefits reduced to the extent necessary so that none of the payments or benefits is subject to the excise tax or (ii) the full amount of the payments and benefits, which is subject to the excise tax, with Mr. Culver being responsible for paying any excise tax imposed.
Change-in-Control Agreement with Mr. Karafa.   On October 29, 2018, the Company entered into a change-in-control agreement with Mr. Karafa. The change-in-control agreement will terminate on the earliest of  (i) the satisfaction of the Company’s severance obligations to Mr. Karafa following his termination of employment due to a qualifying termination (a termination without cause or resignation for good reason within 60 days before, or one-year following, a change in control, as such terms are defined in the change-in-control agreement), (ii) the date of Mr. Karafa’s termination of employment for any reason other than a qualifying termination or (iii) the first anniversary of a change in control. In the event of a qualifying termination, (i) Mr. Karafa will receive an amount equal to 1¼ times his base salary in effect immediately prior to the qualifying termination, payable during the 15-month period immediately following the date of termination in approximately equal installments, and (ii) for 12 months following his termination of employment, or such earlier time that he becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise, the Company will pay to Mr. Karafa an amount in cash equal to the excess of  (x) the COBRA cost of continued coverage in the group health plan over (y) the amount that he would have had to pay for such coverage if he had remained employed during such 12-month period and paid the active employee rate for such coverage. In addition, Mr. Karafa’s outstanding options will become fully-vested and exercisable as of the date of such termination. The severance benefits are conditioned upon Mr. Karafa’s execution and non-revocation of a separation and full release of claims/covenant not to sue agreement. The change-in-control agreement also contains customary confidentiality covenants, as well as covenants regarding the non-solicitation of customer and employees and non-competition that apply for twelve months following the executive’s termination of employment.
Executive Severance Plan.   In connection with the merger with EVBS in June 2017, the Company agreed to assume and comply with all obligations, including payment obligations, under the EVBS Executive Severance Plan (the “Executive Severance Plan”) and agreed not to terminate the plan for at least twelve months following the merger.
The severance plan provides severance pay and benefits following certain termination events. Subject to execution, delivery and non-revocation of a release of claims, if a participant is terminated by the Company other than for “cause,” or if following a change in control, the participant experiences a “constructive discharge”, then he or she will receive base salary continuation at the rate in effect on the date of termination and continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination, if the participant elects and receives medical insurance coverage under COBRA following termination of employment, in each case for six (6) months, if the termination occurs prior to a change in control, or twelve (12) months, if the termination occurs within one year following a change in control.
Under the Executive Severance Plan, a “constructive discharge” would generally occur if the Company materially reduces the executive’s base compensation, authority, duties or responsibility or materially changes the geographic location of the executive’s office. A constructive discharge would not occur unless the executive has notified the Company of the condition giving rise to the constructive discharge and the company has failed to remedy the condition. Termination for “cause” under the Executive Severance Plan would generally include the executive’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the company’s assets (determined on a reasonable basis) or the Bank’s assets, death, or disability as defined in a long-term disability insurance policy maintained by the Company or the Bank for the executive’s benefit.
Mr. Lagos is a participant in the Executive Severance Plan. Ms. Derrico and Mr. Porter are participants in the Executive Severance Plan effective April 28, 2019.

Summary of Potential Benefits.   The tables below reflects estimates of the amount of compensation that would be payable to the named executive officers upon a qualifying termination under the agreements described above on December 31, 2018. Actual amounts that would be paid out can only be determined at the time of such qualifying termination. Messrs. Pennington’s and Sothen’s employment terminated in 2018 and they did not receive any severance benefits in connection with their termination.
Qualifying Termination of Employment — No Change in Control
Name	Cash Severance ($)	Health Insurance Benefits ($)	Value of Unvested Equity Awards ($)	Other ($)	Total ($)
Jeffrey H. Culver	350,000(1)	14,652(5)	—	—	364,652
Georgia S. Derrico	258,854(2)	14,652(5)	—	120,000(8)	393,506
Jeffrey L. Karafa	—	—	—	—
William H. Lagos	98,953(3)	7,326(6)	—	—	106,279
R. Roderick Porter	175,670(2)	14,652(5)	—	120,000(8)	310,322
Joe A. Shearin	1,843,750(4)	21,978(7)	—	10,000(9)	1,875,728

(1)
Reflects an amount equal to twelve (12) months of the executive’s base salary.

(2)
Reflects an amount equal to the executive’s base salary payable between January 1, 2019 and June 23, 2019, the end of the term of the employment agreement.

(3)
Reflects an amount equal to six (6) months of the executive’s base salary.

(4)
Reflects an amount equal to executive’s base salary for 36 months, plus an additional amount equal to the average of the highest annual bonus compensation earned for the three immediately preceding years (or such fewer number of years for which he may have been employed).

(5)
Reflects the cost of continuing to provide the executive with health insurance for two years, assuming the executive has elected to participate in the Company’s health plans.

(6)
Reflects the cost of continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination for six (6) months.

(7)
Reflects the cost of continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination for thirty-six (36) months.

(8)
Reflects the cost of providing the executive with a personal assistant having a salary not to exceed $60,000 for two years.

(9)
Reflects the cost of outplacement services.

Qualifying Termination of Employment — In Connection with a Change in Control
Name	Cash Severance ($)	Health Insurance Beneftis ($)	Value of Unvested Equity Awards ($)(12)	Other ($)	Total ($)
Jeffrey H. Culver	700,000(1)	29,034	105,760	—	835,064
Georgia S. Derrico	258,854(2)	14,652(6)	180,296	120,000(10)	573,802
Jeffrey L. Karafa	321,875(3)	9,158(7)	52,880	—	383,913
William H. Lagos	197,906(4)	14,652(8)	24,336	—	236,894
R. Roderick Porter	175,670(2)	14,652(6)	180,296	120,000(10)	490,618
Joe A. Shearin	1,843,750(5)	21,978(9)	132,200	10,000(11)	2,007,928

(1)
Reflects an amount equal to twenty-four (24) months of the executive’s base salary.

(2)
Reflects an amount equal to the executive’s base salary payable between January 1, 2019 and June 23, 2019, the end of the term of the employment agreement. As previously disclosed, the Company entered into an amendment to the employment agreement with each of Ms. Derrico and Mr. Porter effective April 5, 2019 to (i) extend the term of the employment agreement through December 31, 2019; and (ii) provide that the executive will participate in the Executive Severance Plan, so that if the executive has a qualifying termination, then the executive will receive the severance benefits pursuant to the terms and conditions of the Executive Severance Plan, the terms of which are described above, in lieu of the benefits provided under his or her employment agreement.

(3)
Reflects an amount equal to fifteen (15) months of the executive’s base salary.

(4)
Reflects an amount equal to twelve (12) months of the executive’s base salary.

(5)
Reflects an amount equal to executive’s base salary for 36 months, plus an additional amount equal to three times the highest annual bonus compensation earned for the three immediately preceding years (or such fewer number of years for which he may have been employed).

(6)
Reflects the cost of continuing to provide the executive with health insurance for two years, assuming the executive has elected to participate in the Company’s group health plans.

(7)
Reflects the cost of continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination for fifteen (15) months.

(8)
Reflects the cost of continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination for six (6) months.

(9)
Reflects the cost of continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination for thirty-six (36) months.

(10)
Reflects the cost of providing the executive with a personal assistant having a salary not to exceed $60,000 for two years.

(11)
Reflects the cost of outplacement services.

(12)
For each of the named executive officers, reflects the value of unvested restricted stock based on $13.22 per share and, with respect to Ms. Derrico and Messrs. Porter and Lagos, unvested options at the spread between the exercise price and $13.22, the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 31, 2018, the last trading day of 2018.

2007 SERP
Pursuant to the 2007 SERP, in the event of the executive’s termination of employment following a change in control of the Company, the executive would be entitled to receive his or her full normal retirement benefit under the SERP, payable in ten annual installments and beginning the first day of the seventh month following the executive’s separation from service. The normal retirement benefit for each of Ms. Derrico and Mr. Porter became fully vested upon completion of the merger with EVBS in June 2017. However, the completion of the merger did not accelerate the time of payment. Assuming that Ms. Derrico and Mr. Porter terminated employment as of December 31, 2018, Ms. Derrico and Mr. Porter would have been entitled to receive from the Bank an annual payment equal to $213,582 and $153,964, respectively, beginning seven months after termination and continuing for ten years. For additional information regarding the 2007 SERP, please see the Pension Benefits Table earlier in this Proxy Statement.

EVBS SERP
Under the EVBS SERP, the normal retirement benefit for Mr. Shearin consists of an annual benefit of $155,000, payable monthly for 15 years. Under the EVBS SERP, the normal retirement benefit for Mr. Shearin became fully vested upon completion of the merger with EVBS. However, the completion of the merger did not accelerate the time of payment. If Mr. Shearin’s employment terminates on or after the date he attains the normal retirement age of 67, the payments described above will begin on the first day of the month following termination of employment. If Mr. Shearin’s employment terminates before the date he attains the normal retirement age of 67, the payments described above will begin on the first day of the month following the later of termination of employment or the date he attains the age of 62.
2018 SERP
Pursuant to the 2018 SERP, if the executive separates from service, dies or becomes disabled prior to the Normal Retirement Date, then the executive (or his or her beneficiaries, as applicable) will be entitled to receive the accrued benefit under the 2018 SERP. The accrued benefit for each of Ms. Derrico and Messrs. Porter and Shearin is reflected in the Pension Benefits Table earlier in this Proxy Statement. If a change in control had occurred on December 31, 2018, then the executive would have become 100% vested in the Normal Retirement Benefit as described in the narrative to the Pension Benefits Table earlier in this Proxy Statement.
Treatment of Stock Awards upon a Change in Control
For all stock options granted under the 2004 Plan, the individual award agreements between the Company and the executive provide that if a tender offer or exchange offer for shares of the Company’s Common Stock (other than such an offer by the Company) is commenced, or if the stockholders of the Company approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly-owned institution or for the sale or other disposition of all or substantially all of the assets of the Company, all outstanding stock options will immediately vest and become fully exercisable.
For all stock options granted under the 2010 Plan, the individual award agreements between the Company and the executive provide that if any of the following change of control events occurs, all outstanding options will immediately vest and become exercisable: (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company’s subsidiary bank is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of the Company, (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iv) the Company is to be dissolved and liquidated, (v) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board.
For stock awards granted under the 2017 Plan, in the event of a “change of control” (as defined in the 2017 Plan), the Compensation Committee may, as to any outstanding award, either at the time an award is made or any time thereafter, take any one or more of the following actions in its discretion and without the consent of the participant: (i) provide for acceleration of the vesting, delivery, and exercisability of, and the lapse of time-based and/or performance-based vesting restrictions with respect to, any award so that such award may be exercised or realized in full on or before a date initially fixed by the Compensation Committee; (ii) provide for the purchase, settlement, or cancellation of any award by the Company, for an amount of cash equal to the amount that could have been obtained upon the exercise of such award or realization of a participant’s rights had such award been currently exercisable or payable; (iii) provide for the replacement of any stock-settled award with a cash-settled award; (iv) make such adjustment to any such award then outstanding as the Compensation Committee deems appropriate to reflect such change of control and to retain the economic value of the award; or (v) cause any award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such change of control.

Assuming such an event occurred on December 31, 2018, the named executive officers would have received the follow value with respect to their stock awards: Mr. Culver, $105,760; Ms. Derrico, $180,296; Mr. Karafa, $52,880; Mr. Lagos, $24,336; Mr. Porter, $180,296; and Mr. Shearin, $132,200, which reflects the value of unvested restricted stock based on $13.22 per share and, with respect to Ms. Derrico and Mr. Porter, unvested stock options based on the spread between the exercise price and $13.22, the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 31, 2018, the last trading day of the 2018 fiscal year. Messrs. Sothen and Pennington forfeited their unvested outstanding awards in connection with their separation from the Company in March 2018 and September 2018, respectively.
Treatment of Stock Options upon Termination of Employment Without a Change in Control, Death or Disability
Pursuant to the 2004 and 2010 Plan, if the executive ceases to be a director or employee of the Company for any reason other than death or disability, he may, at any time within three months after his date of termination, or such longer period as may be determined by the Compensation Committee, exercise any option only to the extent it was vested and he was entitled to exercise the option on the date of termination. Any options which are not so exercised will terminate and be forfeited.
Pursuant to the 2017 Plan, if the executive’s employment or service is terminated due to death or disability, any remaining period of restriction applicable to the unvested portion of each award of restricted stock held by the executive that is solely based on a period of time will automatically lapse.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.
For 2018, our last completed fiscal year, the median of the annual total compensation of all employees of the Company (other than our CEO) was $39,959.49 and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,096,912. Based on this information, for 2018, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 27 to 1.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustment and estimates that we used were as follows:
•
We selected December 31, 2018 as the date upon which we would identify the “median employee.” As of December 31, 2018, we had 357 employees working at the Company and its consolidated subsidiaries.

•
We used taxable income as reported on Form W-2 as our consistently applied compensation measure, with the measurement period being calendar year 2018.

•
We determined that the “median employee” was a full-time, salaried employee located in the United States, with total compensation for the 12-month period ending December 31, 2018 in the amount of  $39,959.49.

•
With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our 2018 Summary Compensation Table included in this Proxy Statement.

During 2018, no executive officer of the Company served as (1) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or (3) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company. In addition, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries in 2018; (b) was formerly an officer or employee of the Company or any of its subsidiaries or (c) had any relationship that required disclosure under “Certain Relationships and Related Party Transactions.”

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing.
In accordance with its written charter adopted by the Company’s Board of Directors, the Company’s Audit Committee assists the Board in fulfilling its responsibility to oversee the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Board of Directors has determined that each Audit Committee member is independent in accordance with the listing standards of the NASDAQ Stock Market and in Section 10A of the Securities Exchange Act of 1934, as amended, and that Robert Y. Clagett has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the SEC.
In discharging its oversight responsibility as to the audit process, the Audit Committee (1) obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with the applicable requirements of the Public Company Accounting Oversight Board, (2) discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and (3) satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.
The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees.” With and without management present, the Audit Committee discussed and reviewed the results of the internal and external audit examinations.
The Audit Committee reviewed with management and the independent registered public accounting firm the audited financial statements of the Company as of and for the fiscal year ended December 31, 2018. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.
Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the Securities and Exchange Commission.
The Audit Committee
Robert Y. Clagett (Chairman)
John F. Biagas
Daniel H. Burch
Eric A. Johnson

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2018 and 2017 by Dixon Hughes Goodman LLP:
	2018	2017
Audit fees(1)	$381,500	$440,200
Audit related fees(2)	34,070	41,200
Tax fees	—	—
All other fees	—	—

(1)
Includes fees billed for professional services rendered in connection with the audits of the Company’s annual consolidated financial statements, audit of internal control over financial reporting and quarterly reviews of the Company’s consolidated financial statements.

(2)
Includes fees billed for professional services rendered in connection with the audit of the Company’s employee benefit plan and various accounting consultations.

The Audit Committee will consider, on a case-by-case basis, and approve, if appropriate, all audit and permissible non-audit services to be provided by the Company’s independent registered public accounting firm. Pre-approval of such services is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee to whom authority to grant such approval has been delegated by the Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Employees
R. Devon Porter, the son of both Georgia Derrico, the Executive Chairman of the Board of the Company and the Bank, and R. Roderick Porter, the Executive Vice Chairman of the Board of the Company and the Bank, is employed as a Senior Vice President of the Bank, and received a salary, bonus and stock awards totaling approximately $175,582 in 2018, as well as benefits consistent with those provided to other employees with equivalent qualifications and responsibilities.
Relationships in the Ordinary Course
Many of the directors and executive officers of the Company and the Bank and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. Loans to directors and executive officers and certain significant stockholders of the Company and the Bank are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and certain significant stockholders of the Company and the Bank satisfy the following standards: the loans (i) are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and (ii) do not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2018, there were 27 such loans outstanding totaling $15.8 million in the aggregate. The Company expects the Bank to have such transactions or transactions on a similar basis with the directors, executive officers and certain significant stockholders of the Company and the Bank and their associates in the future.
Policy Concerning Related Party Transactions
Pursuant to the Company’s policy, the Board of Directors is required to review all related party transactions for potential conflicts of interest. For purposes of this policy, a “related person transaction” generally means a transaction where the amount involved exceeds $120,000 and in which a related person has a direct or indirect material interest. A “related person” under the policy generally means (1) a director, director nominee or executive officer of the Company; (2) a person who is known to be the beneficial owner of more than five percent of any class of our common stock; and (3) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee, or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than five percent beneficial owner. Under the policy, any related party transaction may be consummated or may continue only (1) if the Board approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (2) if the transaction involves compensation that has been approved by the Company’s Compensation Committee or (3) if the transaction has been approved by the disinterested members of the Board of Directors. The Board may approve or ratify the related party transaction only if the Board determines that, under all of the circumstances, the transaction is in the best interests of the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
MANAGEMENT OF THE COMPANY AND PRINCIPAL STOCKHOLDERS
The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of April 5, 2019, by (1) each director, director nominee and named executive officer of the Company, (2) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (3) all directors, director nominees and named executive officers as a group. Unless otherwise indicated, based on information furnished by such stockholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each stockholder is the same as the address of the Company.
Name	Position With the Company and the Bank	Number of Shares of Common Stock Owned	Percentage Beneficially Owned(1)
5% or Greater Holders:
Banc Fund VII L.P. 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	Investor	1,356,006(2)	5.5%
Castle Creek Capital Partners IV, LP 6051 El Tordo PO Box 1329 Rancho Santa Fe, CA 92067	Investor	3,225,876(3)	13.0%
Directors and Executive Officers:
Georgia S. Derrico(4)	Executive Chairman of the Board of the Company and the Bank	895,783(5)	3.6%
R. Roderick Porter(4)	Executive Vice Chairman of the Board of the Company and the Bank	895,783(6)	3.6%
Joe A. Shearin(7)	Chief Executive Officer of the Company and the Bank	76,498	*
John F. Biagas(8)	Director of the Company and the Bank	47,604	*
Daniel H. Burch	Director of the Company and the Bank	1,500	*
Robert Y. Clagett	Director of the Company and the Bank	25,698	*
W. Rand Cook(9)	Director of the Company and the Bank	16,985	*
F.L. Garrett, III(10)	Director of the Company and the Bank	22,762	*
W. Bruce Jennings	Director of the Company and the Bank	41,973(11)	*
Eric A. Johnson(12)	Director of the Company and the Bank	24,346	*
Charles A. Kabbash	Director of the Company and the Bank	113,455(13)	*
William H. Lagos	Executive Vice President of the Company and the Bank	69,694(14)	*
Jeffrey H. Culver	President of the Company and the Bank	11,000(15)	*
Jeffrey L. Karafa	Executive Vice President and Chief Financial Officer of the Company and the Bank	4,071(16)	*
Directors, Director Nominees and Executive Officers as a Group (14 persons)		1,351,369	5.5%

*
Indicates ownership which does not exceed 1.0%.

(1)
The percentage beneficially owned was calculated based on 24,740,703 shares of Company Common Stock outstanding as of April 5, 2019 and assumes the exercise by the stockholder or group named in each row of all options or warrants for the purchase of Company Common Stock held by such stockholder or group and exercisable within 60 days of April 5, 2019.

(2)
The information regarding beneficial ownership is included in reliance on a Schedule 13G/A filed with the SEC on February 12, 2019 jointly by Banc Fund VII L.P. (“BF VII”), Banc Fund VIII L.P. (“BF VIII”), Banc Fund IX L.P. (“BF IX”) and Banc Fund X L.P. (“BF X”). The general partner of BF VII is MidBanc VII L.P. (“MidBanc VII”), whose principal business is to be a general partner of BF VII. The general partner of BF VIII is MidBanc VIII L.P. (“MidBanc VIII”), whose principal business is to be a general partner of BF VIII. The general partner of BF IX is MidBan IX L.P. (“MidBan IX”), whose principal business is to be a general partner of BF IX. The general partner of BF X is MidBan X L.P. (“MidBan X”), whose principal business is to be a general partner of BF X. The general partner of MidBanc VII, MidBanc VIII, MidBan IX and MidBan X is The Banc Funds Company, L.L.C. (“TBFC”), whose principal business is to be a general partner of MidBanc VII, MidBanc VIII, MidBan IX and MidBan X. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF VII, BF VIII, BF IX and BF X since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the Company held by each of those entities. As the controlling member of TBFC, Mr. Moore will control TBFC and therefore each of the partnership entities directly and indirectly controlled by TBFC.

(3)
The information regarding beneficial ownership is included in reliance on a Schedule 13D filed with the SEC on June 23, 2017 jointly by Castle Creek Capital Partners IV, LP (“Fund IV”), Castle Creek Capital IV LLC (“CCC IV”), John M. Eggemeyer, J. Mikesell Thomas, Mark G. Merlo and John T. Pietrzak, each a managing principal of CCC IV. Each of CCC IV, Mr. Eggemeyer, Mr. Thomas, Mr. Merlo and Mr. Pietrzak disclaims beneficial ownership of the SONA Common Stock owned by Fund IV, except to the extent of its or his pecuniary interest therein.

(4)
Ms. Derrico and Mr. Porter are married. Ms. Derrico and Mr. Porter together beneficially own 3.7% of the outstanding shares of Common Stock.

(5)
Includes (a) 484,086 shares of Common Stock held jointly with Mr. Porter, (b) 105,375 shares of Common Stock held of record by an IRA account for the benefit of Ms. Derrico, (c) 45,235 shares of Common Stock held of record by an IRA account for the benefit of Mr. Porter, (d) 7,542 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Ms. Derrico, (e) 7,595 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Porter, (f) 137,000 shares of Common Stock which may be acquired upon the exercise of stock options granted to Ms. Derrico under the Option Plans, (g) 137,000 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Porter under the Option Plans and (h) 18,000 restricted shares of Common Stock granted under the 2017 Equity Compensation Plan, which shares vest ratably over five years.

(6)
Includes (a) 484,086 shares of Common Stock held jointly with Ms. Derrico, (b) 45,235 shares of Common Stock held of record by an IRA account for the benefit of Mr. Porter, (c) 105,375 shares of Common Stock held of record by an IRA account for the benefit of Ms. Derrico, (d) 7,595 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Porter, (e) 7,542 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Ms. Derrico, (f) 137,000 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Porter under the Option Plans and (g) 137,000 shares of Common Stock which may be acquired upon the exercise of stock options granted to Ms. Derrico under the Option Plans, and (h) restricted shares of Common Stock granted under the 2017 Equity Compensation Plan, which shares vest ratably over five years.

(7)
Includes (a) 63 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Shearin and (b) 18,000 restricted shares of Common Stock granted under the 2017 Equity Compensation Plan, which vest ratably over five years.

(8)
Includes 4,127 shares of Common Stock held jointly by Mr. Biagas and his spouse.

(9)
Includes (a) 13,419 shares of Common Stock held jointly by Mr. Cook and his spouse and (b) 175 shares of Common Stock held of record by an IRA account for the benefit of Mr. Cook.

(10)
Includes (a) 63 shares of Common Stock held jointly by Mr. Garrett and his spouse, (b) 1,773 shares of Common Stock held of record by an IRA account for the benefit of Mr. Garrett, (c) 1,111 shares of Common Stock held of record by an IRA account for the benefit of Mr. Garrett’s spouse and (d) 5,582 shares of Common Stock registered in the name of Mr. Garrett’s spouse.

(11)
Includes (a) 11,000 shares of Common Stock held in the W. Bruce Jennings Revocable Living Trust, of which Mr. Jennings is the trustee, (b) 18,533 shares of Common Stock held in the WBJ Irrevocable Trust, of which Mr. Jennings is the trustee, (c) 5,500 shares of Common Stock held of record by an IRA account for the benefit of Mr. Jennings and (d) 5,500 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Jennings under the Option Plans.

(12)
Includes 9,622 shares of Common Stock held of record by an IRA account for the benefit of Mr. Johnson.

(13)
Includes (a) 38,543 shares of Common Stock held jointly by Mr. Kabbash and his spouse, (b) 11,940 shares of Common Stock held of record by an IRA account for the benefit of Mr. Kabbash, (c) 7,287 shares of Common Stock held of record by an IRA account for the benefit of Mr. Kabbash’s spouse, (d) 12,400 shares of Common Stock held in The Charles A. Kabbash Revocable Trust and (e) 700 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Kabbash under the Option Plans.

(14)
Includes (a) 2,837 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Lagos, (b) 33,000 shares of Common Stock which may be acquired upon exercise of stock options granted to Mr. Lagos under the Option Plans and (c) 1,000 restricted shares of Common Stock granted under the 2017 Equity Compensation Plan, which vest ratably over five years.

(15)
Includes 8,000 restricted shares of Common Stock granted under the 2017 Equity Compensation Plan, which vest ratably over five years.

(16)
Includes (a) 71 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Karafa, and (b) 4,000 restricted shares of Common Stock granted under the 2017 Equity Compensation Plan, which vest ratably over five years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16 forms they file.
Based solely on the Company’s review of the copies of such reports furnished to it and representations from certain reporting persons that they have complied with the applicable filing requirements, the Company believes that during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to its officers and directors were complied with by such persons, except that Jeffrey. L. Karafa, Chief Financial Officer, filed a Form 3 on November 7, 2018 to report the purchase of 4,000 shares on October 23, 2018 due to a delay in receiving filing codes.

Proposal 2.
PROPOSAL TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Based on the Audit Committee’s approval and recommendation, the Board of Directors has selected Dixon Hughes Goodman LLP (“Dixon Hughes Goodman”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.
At the Annual Meeting, the stockholders will be asked to consider and act upon a proposal to ratify the appointment of Dixon Hughes Goodman. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting. Representatives of Dixon Hughes Goodman will be present at the Annual Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions from stockholders.
Stockholder ratification of the selection of Dixon Hughes Goodman as the Company’s independent registered public accounting firm for the 2019 fiscal year is not required by the Company’s Amended and Restated Bylaws, state law or otherwise. However, the Board of Directors is submitting the selection of Dixon Hughes Goodman to the Company’s stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Dixon Hughes Goodman. Even if the selection of Dixon Hughes Goodman is ratified, the Audit Committee may, in their discretion, direct the appointment of a different independent registered public accounting firm at any time during the 2019 fiscal year if they determine that such a change would be in the best interests of the Company and its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2019 FISCAL YEAR.

Proposal 3.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Company is providing stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of its named executive officers.
The Company urges stockholders to read the section entitled “EXECUTIVE COMPENSATION AND OTHER MATTERS — Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement, which describes in more detail how its executive compensation policies and procedures operate and are designed to achieve its compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 22 through 36, which provide detailed information on the compensation of the Company’s named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in advancing both the short- and long-term interests of stockholders while also ensuring that the Company and the Bank are able to attract, retain and motivate executive management talent, and that the compensation of its named executive officers reported in this Proxy Statement has contributed to the Company’s recent and long-term success.
The Company is asking for stockholder approval of the compensation of its named executive officers as disclosed in this Proxy Statement in accordance with the SEC rules, which disclosures include the information contained in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the policies and practices described in this Proxy Statement.
Accordingly, the Company is asking its stockholders to vote on the following resolution at the Annual Meeting:
“Resolved, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure.”
This advisory vote, commonly referred to as a “say-on-pay” vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding its executive compensation program.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR 2020 ANNUAL MEETING
Proposals for Inclusion in the Company’s Proxy Statement
In order for stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2020 Annual Meeting of Stockholders and included in the Company’s Proxy Statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal executive offices no later than December 24, 2019, which is 120 days prior to the one-year anniversary of the mailing of this Proxy Statement. Stockholder proposals should be submitted to Southern National Bancorp of Virginia, Inc., 550 Broadview Avenue, Warrenton, Virginia 20186, Attention: Corporate Secretary.
Proposals to be Introduced at the SONA Annual Meeting
For any stockholder to submit a proposal to be presented at the Company’s 2020 annual meeting of stockholders but without inclusion in its proxy materials for such meeting, the stockholder must provide timely notice thereof in writing to the Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received by the Company no later than February 23, 2020, which is 90 days prior to the one-year anniversary of the 2019 Annual Meeting of Stockholders.
ANNUAL REPORT ON FORM 10-K
The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, to any stockholder upon written request to Southern National Bancorp of Virginia, Inc., 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060, Attention: Corporate Secretary.
ATTENDANCE AT THE ANNUAL MEETING
All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by a guest. Registration of attendees of the Annual Meeting will begin at 2:00 p.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.
OTHER MATTERS
The Board of Directors does not intend to bring any other matter before the Annual Meeting and does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matter does properly come before the Annual Meeting or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.
You are cordially invited to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

Southern National Bancorp of Virginia, Inc.

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59p.m., EST, on May 22, 2019.

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Go to **www.investorvote.com/SONA** or scan the QR code — login details are located in the shaded bar below.

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2019 Annual Meeting Proxy Card

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	For	Withhold
01 - R. Roderick Porter	☐	☐
02 - John F. Biagas	☐	☐
03 - F.L. Garrett, III	☐	☐
04 - W. Bruce Jennings	☐	☐
05 - Daniel H. Burch	☐	☐

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01 - R. Roderick Porter04 - W. Bruce Jennings02 - John F. Biagas05 - Daniel H. Burch03 - F.L. Garrett, IIIFor Withhold For Withhold For Withhold1 U P XUsing a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.031UKC++Proposals — The Board of Directors recommends a vote FOR all director nominees listed and FOR A Proposals 2 and 3.2. RATIFICATION of the appointment of Dixon Hughes GoodmanLLP as the Company’s independent registered public accountingfirm for the fiscal year ending December 31, 2019.3. APPROVAL of an advisory (non-binding) proposal on thecompensation of the Company's named executive officers.1. ELECTION of four Class I directors to serve until 2022 annual meeting of stockholders, and until his successor is duly elected and qualified, or until his earlier resignation or removal, andone Class II director to serve until the 2020 annual meeting of stockholders and until his successor is duly elected and qualified, or until his resignation or removal.For Against AbstainPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q2019 Annual Meeting Proxy CardFor Against AbstainMMMMMMMMM 417266MMMMMMMMMMMMM

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Proxy — SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

Notice of 2019 Annual Meeting of Stockholders

(Items to be voted appear on reverse side)

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Change of Address — Please print new address below.

Comments — Please print your comments below.

Notice of 2019 Annual Meeting of StockholdersProxy Solicited by Board of Directors for Annual Meeting — May 23, 2019Georgia S. Derrico and R. Roderick Porter, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares ofthe undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders ofSouthern National Bancorp of Virginia, Inc. to be held on May 23, 2019 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted as directed by the undersigned stockholder. If no such directions are indicated, the Proxies will have authorityto vote FOR the election of the director nominees and FOR items 2 and 3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Items to be voted appear on reverse side)Proxy — SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qImportant notice regarding the Internet availability of proxy materials for the 2019 Annual Meeting of Stockholders.The material is available at: www.edocumentview.com/SONA